ASSET PURCHASE AGREEMENT


                                   dated as of
                                  June 2, 1995


                                      among


                        FREIGHTLINER CHASSIS CORPORATION
                             a Delaware corporation,


                            FREIGHTLINER CORPORATION
                             a Delaware corporation


                                       and


                            OSHKOSH TRUCK CORPORATION
                             a Wisconsin corporation

   ARTICLE I

                               CERTAIN DEFINITIONS
        Section 1.1  Definitions . . . . . . . . . . . . . . . . . . . .    1

   ARTICLE II

                  SALE OF ACQUIRED ASSETS AND TERMS OF PAYMENT
        Section 2.1  Sale of Acquired Assets . . . . . . . . . . . . . .    9
        Section 2.2  No Assumption of Liabilities  . . . . . . . . . . .   10
        Section 2.3  Consideration . . . . . . . . . . . . . . . . . . .   10
        Section 2.4  Manner of Payment.  . . . . . . . . . . . . . . . .   10
        Section 2.5  April 30 Inventory Valuation  . . . . . . . . . . .   10
        Section 2.6  Purchase Price Adjustment . . . . . . . . . . . . .   11
        Section 2.7  Spare Parts Inventory . . . . . . . . . . . . . . .   12
        Section 2.8  Inventory Valuation Disputes  . . . . . . . . . . .   12
        Section 2.9  Sale of the Leased Equipment  . . . . . . . . . . .   13
        Section 2.10 Sale of Oshmex Shares . . . . . . . . . . . . . . .   13

   ARTICLE III

                                   THE CLOSING
        Section 3.1  Time and Place of Closing . . . . . . . . . . . . .   15
        Section 3.2  Deliveries by Oshkosh . . . . . . . . . . . . . . .   15
        Section 3.3  Deliveries by Freightliner and Sub  . . . . . . . .   16

   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF OSHKOSH
        Section 4.1  Corporate Organization, etc.  . . . . . . . . . . .   16
        Section 4.2  Authorization . . . . . . . . . . . . . . . . . . .   16
        Section 4.3  Execution and Delivery  . . . . . . . . . . . . . .   16
        Section 4.4  Valid and Binding Agreement . . . . . . . . . . . .   17
        Section 4.5  No Violation  . . . . . . . . . . . . . . . . . . .   17
        Section 4.6  Consents and Approvals  . . . . . . . . . . . . . .   17
        Section 4.7  Compliance with Law . . . . . . . . . . . . . . . .   18
        Section 4.8  Financial Statements  . . . . . . . . . . . . . . .   18
        Section 4.9  No Undisclosed Liabilities  . . . . . . . . . . . .   19
        Section 4.10  Interim Operations . . . . . . . . . . . . . . . .   19
        Section 4.11  Customers and Suppliers  . . . . . . . . . . . . .   20
        Section 4.12  Labor Difficulties . . . . . . . . . . . . . . . .   20
        Section 4.13  Legal Proceedings, etc.  . . . . . . . . . . . . .   20
        Section 4.14  Properties and Related Matters . . . . . . . . . .   21
        Section 4.15  Intellectual Property  . . . . . . . . . . . . . .   21
        Section 4.16  Employee Benefits  . . . . . . . . . . . . . . . .   22
        Section 4.17  Leases . . . . . . . . . . . . . . . . . . . . . .   24
        Section 4.18  Taxes; Tax Returns . . . . . . . . . . . . . . . .   24
        Section 4.19  Contracts  . . . . . . . . . . . . . . . . . . . .   25
        Section 4.20  Licenses and Permits . . . . . . . . . . . . . . .   26
        Section 4.21  Acquired Assets Necessary to the Chassis Business    27
        Section 4.22  Environmental Matters  . . . . . . . . . . . . . .   27
        Section 4.23  Products Liability . . . . . . . . . . . . . . . .   28
        Section 4.24  Affiliate Transactions . . . . . . . . . . . . . .   28
        Section 4.25  Noncompetes  . . . . . . . . . . . . . . . . . . .   29
        Section 4.26  Compensation . . . . . . . . . . . . . . . . . . .   29
        Section 4.27  Product Warranties; Recalls  . . . . . . . . . . .   29
        Section 4.28  Oshmex . . . . . . . . . . . . . . . . . . . . . .   30

   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF FREIGHTLINER AND SUB
        Section 5.1  Corporate Organization, etc.  . . . . . . . . . . .   31
        Section 5.2  Authorization . . . . . . . . . . . . . . . . . . .   31
        Section 5.3  Execution and Delivery  . . . . . . . . . . . . . .   31

        Section 5.4  Valid and Binding Agreement . . . . . . . . . . . .   31
        Section 5.5  No Violation  . . . . . . . . . . . . . . . . . . .   32
        Section 5.6  Consents and Approvals  . . . . . . . . . . . . . .   32

   ARTICLE VI

                     COVENANTS AND AGREEMENTS OF THE PARTIES
        Section 6.1  Access and Cooperation  . . . . . . . . . . . . . .   33
        Section 6.2  Conduct of Chassis Business of Oshkosh  . . . . . .   33
        Section 6.3  Consents and Approvals, etc.  . . . . . . . . . . .   34
        Section 6.4  Reasonable Best Efforts . . . . . . . . . . . . . .   35
        Section 6.5  Permit Transfer . . . . . . . . . . . . . . . . . .   35
        Section 6.6  Collection of Accounts Receivable . . . . . . . . .   36
        Section 6.7  Bulk Transfer Laws  . . . . . . . . . . . . . . . .   36
        Section 6.8  Covenant Not to Compete . . . . . . . . . . . . . .   36
        Section 6.9  Employees . . . . . . . . . . . . . . . . . . . . .   37
        Section 6.10  Expenses . . . . . . . . . . . . . . . . . . . . .   38
        Section 6.11  Further Assurances . . . . . . . . . . . . . . . .   39
        Section 6.12  Public Announcements . . . . . . . . . . . . . . .   39
        Section 6.13  Inventory Storage  . . . . . . . . . . . . . . . .   39
        Section 6.14  Disclosure Supplements . . . . . . . . . . . . . .   39
        Section 6.15  Warranty and Related Product Obligations . . . . .   40
        Section 6.16  Use of Name; ALL STEER/TM/ . . . . . . . . . . . .   42
        Section 6.17  Brokers  . . . . . . . . . . . . . . . . . . . . .   44
        Section 6.18  Liability Insurance  . . . . . . . . . . . . . . .   44
        Section 6.19  Assumption of IRB and IRB Documents  . . . . . . .   44

   ARTICLE VII

                               CLOSING CONDITIONS
        Section 7.1  Conditions to Each Party's Obligations to Effect
             the Transactions Contemplated Hereby  . . . . . . . . . . .   45
        Section 7.2  Conditions to the Obligations of Freightliner and
             Sub to Effect the Transactions Contemplated Hereby  . . . .   45
        Section 7.3  Conditions to the Obligations of Oshkosh to Effect
             the Transactions Contemplated Hereby  . . . . . . . . . . .   47
        Section 7.4  Certificates  . . . . . . . . . . . . . . . . . . .   48

   ARTICLE VIII

                           TERMINATION AND ABANDONMENT
        Section 8.1  Termination . . . . . . . . . . . . . . . . . . . .   48
        Section 8.2  Procedure and Effect of Termination . . . . . . . .   48

   ARTICLE IX

                                                                         Page


                                   TAX MATTERS
        Section 9.1  General . . . . . . . . . . . . . . . . . . . . . .   49
        Section 9.2  Sales, Use and Transfer Taxes . . . . . . . . . . .   49
        Section 9.3  Federal, State and Local Taxes  . . . . . . . . . .   49
        Section 9.4  Cooperation and Exchange of Information . . . . . .   50
        Section 9.5  Tax Records . . . . . . . . . . . . . . . . . . . .   50
        Section 9.6  Withholding . . . . . . . . . . . . . . . . . . . .   50
        Section 9.7  Purchase Price Allocation . . . . . . . . . . . . .   51
        Section 9.8  FIRPTA Certificate  . . . . . . . . . . . . . . . .   51

   ARTICLE X

                          SURVIVAL AND INDEMNIFICATION
        Section 10.1  Survival of Representations  . . . . . . . . . . .   51
        Section 10.2  Agreement to Indemnify . . . . . . . . . . . . . .   51
        Section 10.3  Conditions of Indemnification  . . . . . . . . . .   54
        Section 10.4  Limitation on Remedies . . . . . . . . . . . . . .   54

   ARTICLE XI

                                  MISCELLANEOUS
        Section 11.1  Headings . . . . . . . . . . . . . . . . . . . . .   55
        Section 11.2  Notices  . . . . . . . . . . . . . . . . . . . . .   55
        Section 11.3  Assignment . . . . . . . . . . . . . . . . . . . .   57
        Section 11.4  Complete Agreement . . . . . . . . . . . . . . . .   57
        Section 11.5  Parties in Interest  . . . . . . . . . . . . . . .   57
        Section 11.6  Counterparts . . . . . . . . . . . . . . . . . . .   57
        Section 11.7  Governing Law  . . . . . . . . . . . . . . . . . .   57
        Section 11.8  Severability . . . . . . . . . . . . . . . . . . .   57
        Section 11.9  Amendments; Waivers  . . . . . . . . . . . . . . .   57

                             INDEX OF DEFINED TERMS

   "Acquired Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   "Affiliate Transactions"  . . . . . . . . . . . . . . . . . . . . . . . 29
   "Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Alliance Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Allocation Schedule" . . . . . . . . . . . . . . . . . . . . . . . . . 51
   "Ancillary Agreements"  . . . . . . . . . . . . . . . . . . . . . . . .  3
   "April 30 Inventory Statement"  . . . . . . . . . . . . . . . . . . . . 10
   "April 30 Inventory Value"  . . . . . . . . . . . . . . . . . . . . . . 10
   "Assumed Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   "Assumed Liabilities" . . . . . . . . . . . . . . . . . . . . . . . . . 10
   "Assumption Agreement"  . . . . . . . . . . . . . . . . . . . . . . . .  3
   "Bentley Warehouse" . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   "Bill of Sale"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   "Books and Records" . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   "Bulk Transfer Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . 36
   "Business Know-how" . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   "Chassis Business"  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Chassis Business Material Adverse Effect"  . . . . . . . . . . . . . .  4
   "Claim" or "Claims" . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Continuing Employees"  . . . . . . . . . . . . . . . . . . . . . . . . 38
   "Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Daimler-Benz"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Damages" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   "Deed"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   "Disclosure Schedule" . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Effective Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   "Effective Date Inventory Statement"  . . . . . . . . . . . . . . . . . 11
   "Effective Date Inventory Value"  . . . . . . . . . . . . . . . . . . . 11
   "Effective Date Purchase Orders"  . . . . . . . . . . . . . . . . . . . 26
   "Employees" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Environmental Laws"  . . . . . . . . . . . . . . . . . . . . . . . . .  4
   "Environmental Notice"  . . . . . . . . . . . . . . . . . . . . . . . .  4
   "EPA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   "Equipment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   "Equipment Lease" . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   "Equipment Lease Litigation"  . . . . . . . . . . . . . . . . . . . . .  5
   "Equipment Purchase Date" . . . . . . . . . . . . . . . . . . . . . . . 13
   "Equipment Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . 13
   "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   "ERISA Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   "Excluded Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   "Exemptions"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   "February Balance Sheet"  . . . . . . . . . . . . . . . . . . . . . . . 18
   "Final Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . 11
   "FIRPTA Certificate"  . . . . . . . . . . . . . . . . . . . . . . . . . 51
   "First Chicago" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   "Freightliner"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Freightliner DC Plan"  . . . . . . . . . . . . . . . . . . . . . . . . 38
   "Freightliner Group"  . . . . . . . . . . . . . . . . . . . . . . . . . 51
   "GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   "Gaffney Manufacturing Facility"  . . . . . . . . . . . . . . . . . . .  6
   "Governmental Body" . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   "Grantee" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  D-1
   "Grantor" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  D-1
   "HSR Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   "Income Taxes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
   "Indemnified Party" . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   "Indemnifying Party"  . . . . . . . . . . . . . . . . . . . . . . . . . 54
   "Independent Accounting Firm" . . . . . . . . . . . . . . . . . . . . . 12
   "Industrial Property Rights"  . . . . . . . . . . . . . . . . . . . . .  6
   "Initial Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . 10
   "Inventory" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   "IRB" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   "IRB Documents" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   "Lease" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Leased Equipment"  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Lemon Law Litigation"  . . . . . . . . . . . . . . . . . . . . . . . . 40
   "Liability" or "Liabilities"  . . . . . . . . . . . . . . . . . . . . .  7
   "License" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   "Licensed Trademark"  . . . . . . . . . . . . . . . . . . . . . . . . . 42
   "Licenses and Permits"  . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Lien"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Loan Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Maximum Amount"  . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   "Mexican GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   "Minimum Amount"  . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   "Net Equipment Price" . . . . . . . . . . . . . . . . . . . . . . . . . 13
   "OCD General Ledger"  . . . . . . . . . . . . . . . . . . . . . . . . . 11
   "Oshkosh" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Oshkosh DC Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   "Oshkosh Financial Statements"  . . . . . . . . . . . . . . . . . . . . 18
   "Oshkosh Group" . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   "Oshmex"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Oshmex Audited Financial Statements" . . . . . . . . . . . . . . . . . 30
   "Oshmex Manufacturing Facility" . . . . . . . . . . . . . . . . . . . .  7
   "Oshmex Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Oshmex Shares Closing Date"  . . . . . . . . . . . . . . . . . . . . . 14
   "Oshmex Shares Purchase Price"  . . . . . . . . . . . . . . . . . . . . 14
   "Patents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   "Permitted Encumbrances"  . . . . . . . . . . . . . . . . . . . . . . .  7
   "Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   "Plans" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   "Product Liability Claims"  . . . . . . . . . . . . . . . . . . . . . . 40
   "Product Warranties"  . . . . . . . . . . . . . . . . . . . . . . . . . 40
   "Recall Committee"  . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   "Safety Recalls"  . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
   "Spare Parts Inventory" . . . . . . . . . . . . . . . . . . . . . . . .  8
   "Special Review Financial Statements" . . . . . . . . . . . . . . . . . 30
   "Sub" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   "Tax" or "Taxes"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   "Tax Returns" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   "Trademarks"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   "Transfer Taxes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
   "Transitional Services Agreement" . . . . . . . . . . . . . . . . . . .  8
   "Vacation Accrual"  . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   "Vacation Schedule" . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   "WARN"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

                            ASSET PURCHASE AGREEMENT


             ASSET PURCHASE AGREEMENT, dated as of June 2, 1995 (the "Agree-ment"), among Freightliner Corporation, a Delaware corporation
   ("Freightliner"), Freightliner Chassis Corporation, a Delaware corporation and a wholly owned subsidiary of Freightliner ("Sub"), and Oshkosh Truck Corporation, a Wisconsin corporation ("Oshkosh").

             WHEREAS Freightliner and Oshkosh have previously entered into a non-binding letter of intent providing for a comprehensive strategic alliance, including the acquisition by Freightliner of the Chassis Busi-ness (as hereinafter defined) of Oshkosh; and

             WHEREAS Freightliner and Oshkosh have entered into an Alliance Agreement dated as of the date hereof (the "Alliance Agreement"); and

             WHEREAS the respective Boards of Directors of each of Freightliner, Sub and Oshkosh have determined that the transactions provided for in this Agreement are in the best interests of their respec-tive companies and shareholders and have approved this Agreement and the transactions contemplated hereby and the Management Board (Vorstand) of Daimler-Benz Aktiengesellschaft, a stock corporation organized under the laws of Germany and the parent of Freightliner ("Daimler-Benz"), has ap-proved this Agreement and the transactions contemplated hereby.

             NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree, subject to the conditions herein contained, as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

             Section 1.1 Definitions. As used in this Agreement, each of the following terms shall have the following meaning:

        "Acquired Assets" shall mean all right, title and interest of Oshkosh in, to and under the following:

                     (i)  the Gaffney Manufacturing Facility;

                    (ii)  the Inventory and the Spare Parts Inventory;

                   (iii)  the Assumed Contracts;

                    (iv) all Leases and easements to which Oshkosh is a party and which relate primarily to the Chassis Business;

                     (v)  the Licenses and Permits;

                    (vi) all Patents described in Section 4.15(a)(i) to the Disclosure Schedule (except for the Patent relating to ALL STEER/TM/) and all Trademarks described in Section 4.15(a)(ii) to the Disclosure Schedule (except for the Trademarks and logos relating to ALL STEER/TM/ and Oshkosh);

                   (vii) all books, records, technology, manufacturing know-how, formulas, computer software, production records, manufacturing processes, quality control records, finished product specifications, ingredient specifications, packaging supplies specifications, product registrations, records relating to the adoption and use of the Trademarks referred to in clause
        (vi) above by Oshkosh and its predecessors and such records per-taining to other related Trademarks, marketing plans, sales records and histories, market research data, promotional, adver-tising and marketing materials, radio and television commer-cials, customer lists, label and shipping carton dies, designs, films, artwork, photography, mechanical art, color separations, prints, plates and graphic materials, permits and licenses and inventory records in the possession of Oshkosh relating primarily to either the Acquired Assets or the Chassis Business, manufacturing, engineering and other drawings (including, if available, as-built plans with respect to the Gaffney Manufacturing Facility), engineering data and design and engi-neering specifications with respect to the Gaffney Manufacturing Facility and the Equipment and any and all proprietary rights, records and materials now or formerly used or held for use primarily in connection with the Acquired Assets or the Chassis Business (hereinafter referred to as the "Business Know-how"); provided, however, that if any item of Business Know-how is also used in businesses of Oshkosh other than the Chassis Business, Oshkosh shall be deemed to have retained a nonexclusive royalty-free and transferable right to use such item of Business Know-how;

                  (viii)  all Books and Records;

                    (ix) all other assets and properties primarily relating to the Chassis Business of every kind and description, wherever located; and

                     (x)  any and all rights to any of the foregoing.

        "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        "Ancillary Agreements" shall mean the Bill of Sale, the Assumption Agreement and the Transitional Services Agreement.

        "Assumed Contracts" means the contracts, leases and purchase orders listed on Section 1.2 of the Disclosure Schedule.

        "Assumption Agreement" shall mean the agreement to be entered into on the Closing Date by Freightliner, Sub and Oshkosh pursuant to which Freightliner and Sub shall assume the Assumed Liabilities, which agreement shall be substantially in the form attached as Exhibit A hereto.

        "Bentley Warehouse" shall mean the warehouse in Milwaukee, Wisconsin, in which Oshkosh maintains the Spare Parts Inventory.

        "Bill of Sale" shall mean the instrument substantially in the form attached hereto as Exhibit B.

        "Books and Records" shall mean all of the books and records of Oshkosh (or true and complete copies thereof), including all computerized books and records maintained by Oshkosh, which relate to the Chassis Busi-ness and are necessary for Sub and Freightliner to operate the Chassis Business after the Effective Date, including, without limitation, books of account, general, financial, tax and personnel records, sales, advertising, marketing and promotional records and literature and other sales-related material, Contracts (including all amendments, corre-spondence and related materials), Leases (including all amendments, correspondence and related materials), Licenses and Permits (including all correspondence, orders or related materials), correspondence and other documents and any rights thereto.

        "Chassis Business" shall mean the business of engineering, manu-facturing, marketing, distributing and servicing chassis and chassis parts (including spare parts) for motor homes, school buses, delivery vans and shuttle buses conducted by Oshkosh and its predecessor, Deere & Co.; provided, however, that the term Chassis Business shall not be deemed to include the business conducted by Oshmex.

        "Chassis Business Material Adverse Effect" shall mean any effect resulting from an existing or incipient condition, fact, development or other situation which effect is materially adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Chassis Business taken as a whole.

        "Closing" shall mean the completion of the transactions contemplated by Article II hereof as provided in Section 3.1 hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Contracts" shall mean all contracts, agreements, commitments, purchase orders and undertakings to which any of Oshkosh or its Affiliates is a party relating primarily to the Chassis Business.

        "Disclosure Schedule" shall mean the written schedule of disclosures which Oshkosh is delivering to Freightliner and Sub as contemplated by this Agreement simultaneously with the execution and delivery hereof.

        "Employees" shall mean those persons employed by Oshkosh who are engaged or were engaged primarily in the Chassis Business prior to the Effective Date.

        "Environmental Laws" shall mean any applicable federal, state, local and or other law, statute, ordinance, rule, regulation, common law, permit, judgment, order, decree, or other binding requirement of, or bind-ing agreement with, any Governmental Body, relating to the presence, re-lease and threatened release of materials, energy or noise into the environment or workplace, the protection of natural resources and the environment, historic preservation, zoning or land use, and any judicial ruling, court decree, order or judgment with respect thereto.

        "Environmental Notice" means any written notice or claim by any Person received by Oshkosh or known to Oshkosh alleging potential liability (including, without limitation, potential liability for investigatory costs, remedial costs, governmental costs, harm or damages to a Person, property, natural resources or other, control or prevention of nuisance and similar conduct, fines or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release of any material or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Laws.

        "EPA" shall mean the United States Environmental Protection Agency and any successor Governmental Body.

        "Equipment" shall mean all the machinery, equipment and other property described on Section 4.14(b)(i) of the Disclosure Schedule, or located at the Gaffney Manufacturing Facility, with such additions thereto as shall have occurred prior to the Effective Date in the ordinary course of business of the Chassis Business

        "Equipment Lease" shall mean the Master Equipment Lease Agreement, dated as of August 4, 1989, between First Chicago and Oshkosh, as amended by Lease Supplement No. 1 dated August 31, 1989, Lease Supplement No. 2 dated October 2, 1989, Lease Supplement No. 3 dated November 10, 1989, Lease Supplement No. 4 dated December 1, 1989 and Lease Supplement No. 5 dated December 15, 1989.

        "Equipment Lease Litigation" means the litigation in the United States District Court for the Eastern District of Wisconsin entitled Oshkosh Truck Corporation v. First Chicago Leasing Corporation, Universal Financial Services and Marshall & Stevens, Incorporated (Case No. 94-C-
   1407) and any cases or actions arising out of or related to the circumstances involved in such litigation.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Assets" shall mean the following assets and properties of Oshkosh which are not being sold to Sub:

                     (i) all accounts receivable of the Chassis Busi-ness arising out of the Chassis Business on or prior to the Effective Date;

                    (ii) all of Oshkosh's cash-on-hand arising out of the Chassis Business;

                   (iii) any documents or records which Oshkosh is required by law to retain in its possession (provided, however, that copies of all such documents or records shall be provided to Sub if such documents or records qualify as Books and Records);

                    (iv) insurance policies and rights under or arising from such policies;

                     (v)  all rights of Oshkosh under this Agreement;

                    (vi) except as provided in Section 6.16 hereof, any rights of Oshkosh to the names "Oshkosh" and "ALL STEER"/TM/ or any variation thereof; and

                   (vii) all assets and properties of Oshkosh not primarily relating to or used in the Chassis Business.

        "First Chicago" shall mean First Chicago Leasing Corporation, a Delaware corporation.

        "GAAP" shall mean U.S. generally accepted accounting principles.

        "Gaffney Manufacturing Facility" shall mean the land, buildings and fixtures, which are described in Section 4.14(a)(i) to the Disclosure Schedule and which constitute Oshkosh's 165,000 square foot chassis manufacturing facility in Gaffney, South Carolina. Such term includes without limitation all fixtures and Equipment which are used in such facility, whether such items are reflected in the financial statements of Oshkosh or the Chassis Business and whether such items are owned or leased by Oshkosh.

        "Governmental Body" shall mean any domestic or foreign national, regional, state (including the District of Columbia and the Commonwealth of Puerto Rico) or municipal or other local government or multi-national body (including the European Union), any subdivision, agency, court, commission, authority or instrumentality thereof, or any quasi-governmental or arbitral tribunal or other private body exercising any regulatory or taxing authority thereunder.

        "Industrial Property Rights" shall mean (i) Patents, (ii) Trademarks and (iii) Business Know-how.

        "Inventory" shall mean all of the raw material, work in progress, packaging materials and finished goods inventory owned or held by Oshkosh as of the Effective Date for use in the Chassis Business, excluding the Spare Parts Inventory.

        "IRB" shall mean the Cherokee County, South Carolina Variable/Fixed Rate Demand Industrial Revenue Bonds, Series 1989 (Oshkosh Truck Corporation Project).

        "IRB Documents" shall mean the Loan Agreement, dated as of August 1, 1989 between Cherokee County, South Carolina and Oshkosh and the Tax Agreements (as such term is defined in said Loan Agreement).

        "Lease" shall mean any agreement pursuant to which Oshkosh leases real or personal property which is utilized primarily in connection with the Chassis Business.

        "Leased Equipment" shall mean the equipment and other assets listed in Section 1.1 of the Disclosure Schedule which were formerly leased by Oshkosh pursuant to the Equipment Lease.

        "Liability" or "Liabilities" shall mean and include any present or future direct or indirect indebtedness, expense, liability, claim, loss, damage, deficiency, obligation or responsibility, whether known or unknown, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

        "Licenses and Permits" shall mean the governmental permits, authorizations, licenses, registrations, waivers, exemptions, applications and reports held or filed by Oshkosh or issued by any Governmental Body to Oshkosh and required for the lawful operation of, or appropriate with re-spect to, the Chassis Business.

        "Lien" shall mean any mortgage, security interest, lien (statutory or other), pledge, escrow, option, right of first refusal, indenture, ease-ment, licenses, security agreement, conditional sale agreement or encum-brance of any kind or character.

        "Loan Agreement" shall mean the Loan Agreement dated as of August 1, 1989, by and between Cherokee County, South Carolina and Oshkosh.

        "Oshmex" shall mean Chasises y Autopartes Oshmex, S.A. de C.V.

        "Oshmex Manufacturing Facility" means the manufacturing facility located at Avenida Dos Numero 7, Fraccionamiento Industrial Cartejena, 54918 Tultitlan, Mexico.

         "Oshmex Shares" shall mean the 45 shares of Series B common shares, par value new Mex$1,000 per share, of Oshmex owned by Oshkosh.

        "Patents" shall mean patents (including all reissues, divisions, continuations and extensions thereof), patent applications and patent disclosures docketed.

        "Permitted Encumbrances" shall mean any Lien which is (i) a Lien for current taxes not yet due and payable, (ii) related to a zoning or building statute, ordinance, resolution or regulation not violated by existing improvement on or the current use of the property or any portion thereof subject thereto, (iii) inchoate mechanic and materialmen or comparable Liens for construction in progress which, in the aggregate, do not exceed $50,000, (iv) Liens which do not materially detract from the value or interfere with the use of the property or asset subject thereto, or (v) listed and described on Section 4.14 of the Disclosure Schedule.

        "Person" means any natural person, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, Governmental Body or other entity.

        "Spare Parts Inventory" shall mean all usable aftermarket spare parts inventories owned or held by Oshkosh for use in the Chassis Business wherever located.

        "Tax" or "Taxes" shall mean any and all taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind (whether federal, state, local or foreign), including without limitation income, corporate, capital, gross receipts, profits, occupation, ad valorem, transfer, withholding, payroll, employment, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Body.

        "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

        "Trademarks" shall mean trademarks, applications therefor and registrations thereof.

        "Transitional Services Agreement" shall mean the agreement to be entered into on the Closing Date between Sub and Oshkosh with respect to the provision of certain services by Oshkosh after the Closing, which agreement will be substantially in the form attached as Exhibit C hereto.

        Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                                   ARTICLE II

                  SALE OF ACQUIRED ASSETS AND TERMS OF PAYMENT

             Section 2.1  Sale of Acquired Assets.

                   (a) Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and agreements of Freightliner and Sub contained herein, at the Closing Oshkosh shall sell, convey, assign, transfer and deliver to Sub, and Freightliner will cause Sub to accept and purchase from Oshkosh, the Ac-quired Assets, other than the Spare Parts Inventory and the Oshmex Shares.

                   (b) Such sale, conveyance, assignment, transfer and delivery shall be effected by:

                       (i)  delivery by Oshkosh to Sub of (x) such
        general and specific bills of sale, endorsements, assignments, deeds and such other good and sufficient instruments of con-veyance and transfer as shall be necessary to vest in Sub good and marketable title to the Acquired Assets free and clear of all Liens, except for Permitted Encumbrances, including without limitation:

                     (1) a general warranty deed in the form attached hereto as Exhibit D, transferring to Sub the real property and improvements thereon comprising the Gaffney Manufacturing
        Facility (the "Deed"); and

                     (2) assignments in recordable form of the Patents described in Section 4.15(a)(i) of the Disclosure Schedule (except for the Patent relating to ALL STEER/TM/) and the Trade-marks described in Section 4.15(a)(ii) of the Disclosure Schedule (except for the Trademarks and logos relating to ALL STEER/TM/ and Oshkosh));

                     (3) the Bill of Sale;

        and (y) all data relating to the Acquired Assets which it is re-quired to deliver hereunder and which it has not previously delivered to Sub or Freightliner. Simultaneously with such delivery, Oshkosh will take all such steps as may be requisite to put Sub in actual possession and operating control of the Acquired Assets.

             Section 2.2 No Assumption of Liabilities. Neither Freightliner nor Sub is assuming any debt, liability or obligation of Oshkosh, whether known or unknown, fixed or contingent (including, but not limited to, (i) the payment of any Taxes, accounts payable or notes payable of Oshkosh,
   (ii) any environmental liability of any nature originating or arising on or prior to the Effective Date and (iii) any obligation or liability relating to any current, former or retired employee of or consultant to Oshkosh or the Chassis Business, including workers compensation, retiree benefits, severance benefits, medical benefits, compensation or employee benefits and including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, sponsored, maintained, contributed to or required to be contributed to by Oshkosh or any trade or business, whether or not incorporated, which together with Oshkosh would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affili-ate")), except for (a) the liabilities to be paid or performed after the Closing under the Assumed Contracts which are assigned to Sub at the Closing, and (b) the liability directly associated with the Vacation Accrual (collectively, the "Assumed Liabilities"). On the terms and subject to the conditions set forth in this Agreement, on the Closing Date Freightliner and Sub shall execute and deliver to Oshkosh the Assumption Agreement.

             Section 2.3 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representa-tions, warranties and agreements of Oshkosh contained herein, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Acquired Assets, on the Effective Date Freightliner will cause Sub to pay or cause to be paid to Oshkosh in cash the sum of (i) $6,700,000 and
   (ii) the April 30 Inventory Value (determined in accordance with Section
   2.5 hereof) (the "Initial Purchase Price"). The Initial Purchase Price shall be subject to the adjustments provided for in Section 2.6 hereof.

             Section 2.4 Manner of Payment. At the Closing Freightliner shall cause Sub to pay the Initial Purchase Price to Oshkosh by wire transfer of immediately available funds to an account to be designated by Oshkosh not later than two business days prior to the Closing.

             Section 2.5 April 30 Inventory Valuation. Oshkosh has taken a physical count of the Inventory as of April 30, 1995. Section 2.5 of the Disclosure Schedule sets forth a statement setting forth the value of the Inventory as of the close of business on April 30, 1995 (the "April 30 Inventory Statement"), accompanied by a certificate of the Chief Financial Officer of Oshkosh to the effect that the valuation set forth therein was prepared in accordance with GAAP and the Inventory valuation methods set forth on Exhibit E hereto. The value of the Inventory set forth on the April 30 Inventory Statement is herein referred to as the "April 30 Inventory Value."

             Section 2.6  Purchase Price Adjustment.

                 (a) Oshkosh shall adjust the Inventory account balances and reserve accounts in the general ledger of Oshkosh relating to the Chassis Business (the "OCD General Ledger") to the April 30 Inventory Value. From May 1, 1995 through the Effective Date, Oshkosh shall record all Inventory activities in a manner consistent with GAAP and the Inventory Valuation methods set forth on Exhibit E hereto.

                 (b) As soon as practicable, but not more than 30 days after the Effective Date, Freightliner shall deliver to Oshkosh a statement setting forth the value of the Inventory as of the close of business on the Effective Date (the "Effective Date Inventory Statement"). Such value shall be determined by adjusting the April 30 Inventory Value in accordance with the provisions of Section 2.6(a). The form of the Effective Date Inventory Statement shall be substantially the same as the form of the April 30 Inventory Statement and shall be accompanied by a certificate of the Treasurer of Freightliner to the effect that the valua-tion set forth therein was prepared in accordance with GAAP, the Inventory valuation methods set forth on Exhibit E hereto and the procedures referred to in Section 2.6(a) hereof. During the preparation of the Effective Date Inventory Statement by Freightliner and during the period of any dispute contemplated by Section 2.8 hereof, Freightliner shall provide Oshkosh and its accountants full and complete access to the books, records, work papers, facilities and employees of the Chassis Business, to the extent required by them to complete their review of the Effective Date Inventory Statement and to investigate the basis for any potential dispute contemplated by Section 2.8. The Effective Date Inventory Statement shall be final, binding and conclusive unless Oshkosh objects in writing thereto in the manner and within the time period contemplated by Section 2.8. The value of the Inventory set forth on the Effective Date Inventory
   Statement when such statement has become final, binding and conclusive pursuant to this Section 2.6 or Section 2.8 is herein referred to as the "Effective Date Inventory Value."

                 (c) If the April 30 Inventory Value exceeds the Effective Date Inventory Value, then Oshkosh shall pay to Freightliner an amount equal to such excess. If the Effective Date Inventory Value exceeds the April 30 Inventory Value, then Freightliner shall pay to Oshkosh an amount equal to the excess.

                 (d) Any amount payable pursuant to Section 2.6(c) hereof shall be paid by wire transfer of immediately available funds to a bank account designated by Freightliner or Oshkosh, as the case may be, such transfer to occur (i) five business days after the Effective Date Inventory Statement has become final, binding and conclusive pursuant to this Section 2.6 or Section 2.8 or (ii) such date as shall be mutually agreed to in writing by Freightliner and Oshkosh. The final cash price (hereinafter referred to as the "Final Purchase Price") shall be the sum of (i) Initial Purchase Price as adjusted in accordance with the provisions of this Section 2.6, (ii) the payment in respect of the Spare Parts Inventory contemplated by Section 2.7(b) hereof, (iii) the Equipment Purchase Price and (iv) the Oshmex Shares Purchase Price.

             Section 2.7 Spare Parts Inventory.

                 (a) Oshkosh shall continue to administer and maintain the Spare Parts Inventory at the Bentley Warehouse and shall continue to sell Spare Parts Inventory in a manner consistent with its past practice. Following the Effective Date, Oshkosh shall obtain the approval of Sub prior to ordering any parts which would constitute Spare Parts Inventory, other than in the ordinary course of business consistent with past practice.

                 (b) Not later than thirty-six (36) months following the Effective Date, Sub shall purchase the Spare Parts Inventory (the "Spare Parts Inventory Purchase Date"). Sub shall give not less than 90 days' notice of its intent to purchase such inventory. Following the delivery of such notice, the parties shall negotiate and agree upon an orderly transfer procedure pursuant to which Sub shall take physical possession of the Spare Parts Inventory and remove it from the Bentley Warehouse on or about the Spare Parts Inventory Purchase Date. Sub shall bear the expense of packaging and moving the Spare Parts Inventory from the Bentley Warehouse. The purchase price for the Spare Parts Inventory shall be determined by mutual agreement of Sub and Oshkosh; such determination to be based upon the Inventory valuation methods set forth on Exhibit F hereto. If the parties are unable to agree on the valuation of the Spare Parts Inventory, such valuation shall be determined by the Independent Accounting Firm in accordance with the provisions of Section 2.8.

             Section 2.8 Inventory Valuation Disputes. Oshkosh may dispute any amounts reflected on the Effective Date Inventory Statement; provided that Oshkosh shall notify Freightliner in writing of each disputed item, and shall specify the amount thereof in dispute and the basis for such dispute, within 10 business days of Oshkosh's receipt of the Effective Date Inventory Statement. Oshkosh and Freightliner shall attempt to reconcile their differences and any such resolution shall be in writing and shall be final, binding and conclusive. In the event Freightliner and Oshkosh are unable to agree on all disputed items within 10 business days of Freightliner's receipt of Oshkosh's written objections, or if Freightliner and Oshkosh are unable to agree upon the purchase price for the Spare Parts Inventory pursuant to Section 2.7(b), then Freightliner and Oshkosh shall submit the items in dispute for resolution to Coopers & Lybrand LLP (the "Independent Accounting Firm"), which shall, within 10 calendar days after submission, determine such disputed items and report to the parties, which report shall be final, binding and conclusive. The fees and disbursements of the Independent Accounting Firm shall be allo-cated equally between Freightliner and Oshkosh.

             Section 2.9.  Sale of the Leased Equipment.

                 (a) Oshkosh shall give prompt notice to Freightliner of the settlement or other resolution of the Equipment Lease Litigation. Subject to the conditions set forth below, on the tenth business day following Freightliner's receipt of such notice (the "Equipment Purchase Date"), Oshkosh shall sell, convey, assign, transfer and deliver to Sub and Sub will accept and purchase from Oshkosh, all right, title and interest of Oshkosh in the Leased Equipment, free and clear of all Liens. On the Equipment Purchase Date, (i) Oshkosh shall convey the Leased Equipment to Sub by delivery to Sub of such general and specific bills of sales, assignments, deeds and other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Sub good and marketable title to the Leased Equipment free and clear of all Liens, including without limitation such instruments and agreements executed and delivered to Freightliner and Sub by First Chicago and/or United Financial Services as Freightliner and its counsel may deem necessary or advisable and (ii) Freightliner will cause Sub to pay or cause to be paid to Oshkosh in cash the sum of $2.2 million; provided, however, that to the extent that the settlement or other resolution of the Equipment Lease Litigation results in a net purchase price (net of legal fees and other expenses incurred by Oshkosh relating to the Equipment Lease Litigation) for the Leased Equipment of an amount less than $2.2 million (such amount, the "Net Equipment Price"), Freightliner shall cause Sub to pay or cause to be paid to Oshkosh an amount equal to the Net Equipment Price plus one-half of the difference between $2.2 million and the Net Equipment Price (the "Equipment Purchase Price"). In no event shall Sub be required to pay more than $2.2 million for the Leased Equipment. Notwithstanding the foregoing, the obligations of Sub and Freightliner set forth in this
   Section 2.9 are subject to the conditions that (i) Freightliner shall have consented to the terms and conditions of the settlement or resolution of the Equipment Lease Litigation, such consent not to be unreasonably withheld or delayed, and (ii) Freightliner be satisfied in its reasonable discretion that Sub will receive good and marketable title to the Leased Assets, free and clear of all Liens. Notwithstanding the foregoing, Freightliner shall have no right to participate in or control any settlement negotations.

                 (b) Pending the conveyance of the Leased Equipment contemplated by paragraph (a) above, Sub shall be entitled to use the Leased Equipment at no cost to itself and Oshkosh shall take any action necessary to ensure that Freightliner has the quiet enjoyment and uninterrupted use of the Leased Equipment; provided, however, that Sub shall bear the costs of operating and maintaining the Leased Equipment.

             Section 2.10 Sale of Oshmex Shares. Subject to the conditions set forth below, on or prior to the sixtieth day following the Effective Date Oshkosh shall sell, convey, assign, transfer and deliver to Sub, and Freightliner will cause Sub to accept and purchase from Oshkosh, the Oshmex Shares (the date of such purchase and sale being herein referred to as the "Oshmex Shares Closing Date"). Such sale, conveyance, assignment, transfer and delivery shall be effected by (i) delivery by Oshkosh to Sub of stock certificates representing the Oshmex Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer stamps attached and (ii) delivery by Sub to Oshkosh of $1.25 million by wire transfer of immediately available funds to a bank account designated by Oshkosh (the "Oshmex Shares Purchase Price"). The respective obligations of each party to effect the transaction contemplat-ed by this Section 2.10 shall be subject to the fulfillment at or prior to the Oshmex Shares Closing Date of the following conditions:

                 (a) No Governmental Body, and no national, federal, state or local court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and binding upon Freightliner, Sub or Oshkosh and has the effect of making the transaction contemplated by this
   Section 2.10 illegal or otherwise restricting, preventing or prohibiting consummation of the transaction contemplated by this Section 2.10 or im-pairing the ability of Freightliner or Sub to exercise all rights of ownership represented by the Oshmex Shares.

                 (b) Freightliner, Sub or Oshkosh, as the case may be, shall have received all consents and approvals required from any Governmental Body and any other person or entity which are necessary for the assignment to Sub of the Oshmex Shares, or which are otherwise necessary to enable Freightliner and Sub to exercise all rights of ownership represented by the Oshmex Shares.

   The obligations of Freightliner and Sub to effect the transaction contemplated by this Section 2.10 shall be further subject to the fulfillment at or prior to the Oshmex Shares Closing Date of the following conditions:

                 (a) The representations and warranties of Oshkosh set forth in Section 4.28 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Oshmex Shares Closing Date as though made at and as of the Oshmex Shares Closing Date and Freightliner shall have received a certificate to that effect signed by a Vice President of Oshkosh.

                 (b) Since the date of this Agreement there should not have been any material adverse change to the business, properties, assets, liabilities, results of operations or financial condition of Oshmex, taken as a whole.

                                   ARTICLE III

                                   THE CLOSING

             Section 3.1 Time and Place of Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement will take place at 10:00 A. M. (Portland time) in the offices of Freightliner, 4747 North Channel Avenue, Portland, Oregon, on the latest to occur of (i) June 2, 1995, (ii) the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or (iii) at such other place or time or both as the parties may agree. The end of the business day of the date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the "Effective Date."

             Section 3.2 Deliveries by Oshkosh. At the Closing, Oshkosh (unless previously delivered) will deliver the following to Sub:

                 (a) the Bill of Sale;

                 (b) all the Books and Records of Oshkosh pertaining to the Acquired Assets and the Chassis Business or, if Oshkosh is legally re-quired to retain the original books and records or such Books and Records are not separable from the Oshkosh records, copies of the originals thereof, all as shall be reasonably requested by Sub within one year of the Effective Date;

                 (c) all consents and approvals required for the transfer of the Licenses and Permits, the Exemptions and the Assumed Contracts;

                 (d) the Deed;

                 (e) the certificates and other documents contemplated by Sections 7.2 and 7.4 hereof;

                 (f) the cash payment contemplated by Section 6.15(a);

                 (g) the list of Effective Date Purchase Orders referred to in Section 4.19; and

                 (h) all other documents, instruments and other items rea-sonably requested by Sub or Freightliner to be delivered to Freightliner or Sub at the Closing in connection with the transactions contemplated herein.

             Section 3.3 Deliveries by Freightliner and Sub. At the Closing, Freightliner and Sub shall deliver to Oshkosh (unless previously delivered) the following:

                 (a) the Initial Purchase Price;

                 (b) the Assumption Agreement;

                 (c) the certificates and other documents contemplated by Sections 7.3 and 7.4 hereof; and

                 (d) all other documents, instruments and other items rea-sonably requested by Oshkosh to be delivered to Oshkosh at the Closing in connection with the transactions contemplated herein.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF OSHKOSH

             Oshkosh represents and warrants to Freightliner and Sub as fol-lows:

             Section 4.1 Corporate Organization, etc. Oshkosh is a corpora-tion duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to own, operate and lease its properties and assets and to carry on its business, including the Chassis Business, as now being conducted and to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

             Section 4.2 Authorization. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Oshkosh of the transactions contemplated hereby and thereby have been duly and unani-mously authorized by the Board of Directors of Oshkosh. Except for such authorization by the Board of Directors of Oshkosh, no other corporate act or proceeding on the part of Oshkosh is necessary to authorize properly and validly this Agreement and the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

             Section 4.3 Execution and Delivery. This Agreement has been duly and validly executed and delivered by Oshkosh, and the Ancillary Agreements when executed and delivered at the Closing will have been duly executed and delivered by Oshkosh.

             Section 4.4 Valid and Binding Agreement. This Agreement constitutes a legal, valid and binding agreement of Oshkosh, enforceable against Oshkosh in accordance with its terms, and each of the Ancillary Agreements, when executed and delivered at the Closing, will constitute a legal, valid and binding agreement of Oshkosh enforceable against it in accordance with their terms, except as in each case (i) such enforceabil-ity may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunc-tive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             Section 4.5 No Violation. Except as set forth in Section 4.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the Ancillary Agreements by Oshkosh, nor the consummation of the transactions contemplated hereby or thereby by Oshkosh, nor compliance by Oshkosh with any of the provisions hereof or thereof, will (i) violate, conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Oshkosh, (ii) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Oshkosh or any of its properties may be bound or affected or to which Oshkosh is a party or is bound or result in the creation of any Lien upon any of the properties included in the Acquired Assets or (iii) violate any order, writ, injunction, decree, judgment, ruling, law, notice of violation, rule or regulation of any Governmental Body, applicable to Oshkosh or any of the Acquired Assets, except in the cases of each of clauses (ii) and (iii) above for violations, conflicts, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Chassis Business Material Adverse Effect.

             Section 4.6  Consents and Approvals.  Except as set forth in
   Section 4.6 of the Disclosure Schedule and except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no waiver by, consent, approval, permit or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body-is required in connection with the execution, delivery or performance by Oshkosh of this Agreement, the Ancillary Agreements or any of the instru-ments or agreements herein or therein referred to, or the taking of any action contemplated hereby or thereby or to the knowledge of Oshkosh is required to enable Sub to conduct the Chassis Business after the Effective Date in a manner which is in all material respects consistent with that in which the Chassis Business is presently conducted.

             Section 4.7  Compliance with Law.

                 (a) Except as set forth in Section 4.7(a) of the Disclosure Schedule, to the knowledge of Oshkosh the operations of the Chassis Business have been and are presently being conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies having jurisdiction over the Chassis Business, including, without limitation, all such laws, statutes, orders, rules, regulations, policies and requirements relating to anti-trust, environmental, employment and equal opportunity, affirmative action, food and drug, health, occupational safety and pension matters. There are no proceedings of record and no proceedings are pending or to the knowledge of Oshkosh threatened by or on behalf of any Governmental Bodies with respect to any such matters. To the knowledge of Oshkosh, Oshkosh is not under investigation with respect to, nor has Oshkosh been charged with or given notice of any violation of, any applicable law, statute, order, rule, regulation, policy, guideline or requirement promulgated, or judgment entered, by any Governmental Body relating to the Chassis Business.

                 (b) Section 4.7(b) of the Disclosure Schedule list all re-ports of inspections by representatives of all Governmental Bodies of the Chassis Business during the period from January 1992 through the date of this Agreement under all applicable employment and equal opportunity, food and drug, health and occupational safety and environmental laws, copies of which reports have heretofore been provided to Sub.

             Section 4.8 Financial Statements. Section 4.8 of the Disclosure Schedule sets forth the February 25, 1995, September 30, 1994 and September 25, 1993 Adjusted Balance Sheets of the Chassis Business, on a separate company basis, and the related statements of operations for the five months ended February 25, 1995 and fiscal years ended September 30, 1994 and September 25, 1993. Except as set forth in Section 4.8 of the Disclosure Schedule, the financial information presented for fiscal years 1994 and 1993 has been derived from the audited financial statements of Oshkosh filed with the Securities and Exchange Commission (the "Oshkosh

   Financial Statements") and therefore present fairly in all material respects the financial position of the Chassis Business, on a separate company basis, at September 30, 1994 and September 25, 1993 and the results of its operations for each of the two years in the period ended September 30, 1994 all in conformity with GAAP consistently applied except as noted therein. Except as set forth in Section 4.8 of the Disclosure Schedule, the February 25, 1995 Adjusted Balance Sheet of the Chassis Business (the "February Balance Sheet") of the Chassis Business and the related Income Statement for the five month period ended February 25, 1995 set forth in Section 4.8 of the Disclosure Schedule include all necessary adjustments, and therefore present fairly in all material respects, on a separate company basis and on a basis consistent with the prior years' Oshkosh Financial Statements, the financial position of the Chassis Division at February 25, 1995 and the results of its operations for the five month period ended February 25, 1995 in conformity with GAAP consistently applied and subject to year-end adjustments which would not be material in amount.

             Section 4.9 No Undisclosed Liabilities. Except as and to the extent disclosed in Section 4.9 of the Disclosure Schedule, Oshkosh does not have any Liabilities with respect to the Chassis Business of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) which are required by GAAP to be reflected on a balance sheet which are not fully reflected or reserved against on the February Balance Sheet, except for Liabilities incurred in the ordinary course of business consistent with past practice since the date thereof; and the re-serves reflected on the February Balance Sheet were adequate, appropriate and reasonable as of the date of the February Balance Sheet. Oshkosh does not know of any basis for the assertion against Oshkosh with respect to the Chassis Business of any Liability of whatever nature reasonably likely to have a Chassis Business Material Adverse Effect not reflected on the February Balance Sheet or not disclosed in Section 4.9 of the Disclosure Schedule.

             Section 4.10 Interim Operations. Except as and to the extent set forth in Section 4.10 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since February 25, 1995:

                 (a) Oshkosh has not conducted the business of the Chassis Business other than in the ordinary course of business, consistent with past practice;

                 (b) there has not been any Chassis Business Material Adverse Effect or any condition which could reasonably be expected to have a Chassis Business Material Adverse Effect;

                 (c) there have not been any expenditures or commitments, including capital expenditures or commitments for capital expenditures, made by Oshkosh with respect to the Chassis Business which exceed $25,000 individually or $150,000 in the aggregate;

                 (d) Oshkosh has not permitted or allowed any of the Acquired Assets to be subjected to any Lien, except for Permitted Encumbrances;

                 (e) there has not been any destruction, damage to, or loss of any Acquired Asset (whether or not covered by insurance) which could reasonably be expected to have a Chassis Business Material Adverse Effect;

                 (f) Oshkosh has not sold, transferred or otherwise disposed of any of the Acquired Assets, except in the ordinary course of business and consistent with past practice;

                 (g) Oshkosh has not made any change in any policy, principle or method of accounting or accounting practice applicable to the Chassis Business; or

                 (h) Oshkosh has not agreed, whether in writing or otherwise, to take any action described in this Section 4.10.

             Section 4.11 Customers and Suppliers. Except to the extent set forth in Section 4.11 of the Disclosure Schedule, in each of the last three fiscal years of Oshkosh the Chassis Business has not had any cus-tomer that accounted for more than five percent of its sales. Section
   4.11 of the Disclosure Schedule sets forth a true and complete list of the thirty largest (based on annual dollar purchases by category) suppliers to the Chassis Business for each of the last three fiscal years. Except as set forth in Section 4.11 of the Disclosure Schedule, since October 1, 1992, there has not been any material adverse change in the relationship or course of dealing between the Chassis Business and any of its material suppliers or material customers which supply goods and services to or purchase goods and services from Oshkosh in connection with the Chassis Business.

             Section 4.12 Labor Difficulties. Except to the extent set forth in Section 4.12 of the Disclosure Schedule, with respect to the operations of the Chassis Business, (a) there is no unfair labor practice complaint against Oshkosh pending before the National Labor Relations Board; (b) no representation question exists respecting the Employees; (c) no bargaining unit has been certified or recognized; (d) no grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists; (e) no collective bargaining agreement which is binding on Oshkosh requires Freightliner or Sub to recognize any labor organization or to negotiate with a labor organization concerning wages, hours, and conditions of employment with respect to the Employees; and (f) no charges with respect to or relating to the Employees are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices or enforcement of wage and hour laws.

             Section 4.13  Legal Proceedings, etc.  Except as set forth in
   Section 4.13 of the Disclosure Schedule, there are no actions, suits, claims, proceedings or investigations pending, or, to the knowledge of Oshkosh, threatened against, or otherwise affecting or which may affect the Chassis Business or the Acquired Assets, before any Governmental Body. Oshkosh is not subject to any judgment, order, decree, governmental restriction or any other proceeding applicable to it which could result in a Chassis Business Material Adverse Effect or which adversely affects the ability of Oshkosh to conduct the Chassis Business.

             Section 4.14  Properties and Related Matters.

                 (a) Section 4.14(a)(i) of the Disclosure Schedule sets forth a complete list, by deed reference or otherwise, of all real property and interests in real property owned, leased or used by Oshkosh principally in connection with the Chassis Business. Oshkosh has, or will have on the Closing Date, good, marketable and insurable title in fee simple to all real property and interests in real property comprising the Gaffney Manufacturing Facility, free and clear of all Liens, except for the Per-mitted Encumbrances. None of such property or such interests are subject to any covenant or other restriction preventing or limiting the right of Oshkosh to convey its interest therein to Sub, except as expressly set forth on Section 4.14(a)(ii) of the Disclosure Schedule. The Gaffney Manufacturing Facility taken as a whole is in good operating condition and fit for operation in the ordinary course of business, ordinary wear and tear excepted. Except as set forth in Section 4.14(a)(iii) of the Dis-closure Schedule, the uses for which the Gaffney Manufacturing Facility is zoned do not materially restrict, or in any material manner impair, the use of the Gaffney Manufacturing Facility for general manufacturing purposes and, in particular, the production of products currently manufactured there; and, to the knowledge of Oshkosh, the construction of the Gaffney Manufacturing Facility complies in all material respects with all applicable building codes, ordinances and rules and zoning ordinances.

                 (b) Section 4.14(b)(i) of the Disclosure Schedule contains a list of all material Equipment owned, leased or used by Oshkosh primarily in connection with the Chassis Business. Except as set forth in Section 4.14(b)(ii) of the Disclosure Schedule, Oshkosh has good and marketable title to all personal (and mixed real and personal) property included in the Acquired Assets (other than materials supplied by customers and any such machinery, equipment or other personal property that is subject to a lease), including, but not limited to, all such Equipment, free and clear of all Liens except for the Permitted Encumbrances. Except as set forth in Section 4.14(b)(iii) of the Disclosure Schedule, the Equipment, taken as a whole, is in good operating condition and repair, is adequate for the uses for which it is being used and is not in need of maintenance or re-pairs, other than routine maintenance and repairs as a result of the wear and tear of day-to-day operations. No such routine maintenance or repairs have been deferred.

             Section 4.15  Intellectual Property.

                 (a) Section 4.15(a)(i) of the Disclosure Schedule sets forth a list of Patents owned by, or registered in the name of, Oshkosh or of which Oshkosh is licensee or in which Oshkosh has any rights and which are used in the Chassis Business. Section 4.15(a)(ii) of the Disclosure Schedule sets forth a list of Trademarks owned by, or registered in the name of, Oshkosh or of which Oshkosh is licensee or in which Oshkosh has any rights and which are used in and are material to the Chassis Business. Oshkosh owns outright, or will own outright on the Closing Date, on an exclusive basis, such Patents and Trademarks free and clear of all Liens. Oshkosh pays no royalty to anyone under any of such Patents and Trademarks and has not licensed anyone to use any of them in any business which competes with the Chassis Business.

                 (b) To the knowledge of Oshkosh, the operation of the Chassis Business by Freightliner and Sub after the Closing Date in sub-stantially the same manner as conducted by Oshkosh prior to the Closing Date will not infringe any patent not listed in Section 4.15(a)(i) of the Disclosure Schedule or the asserted rights of others with respect to the trade dress or packaging of any of the products manufactured or sold by the Chassis Business.

                 (c) No action, suit, arbitration, or legal, administrative or other proceeding, or governmental investigation is pending or, to the knowledge of Oshkosh, threatened which involves any of such Patents or Trademarks. Oshkosh is not subject to any judgment, order, writ, injunction or decree of any Governmental Body, or any arbitration, and has not entered into and is not a party to any contract or agreement, whether written or oral, which restricts or impairs the validity or enforceability of any of such Patents or Trademarks, or which restricts or impairs the use of any of such Patents or Trademarks.

                 (d) Except as set forth in Section 4.15(d) of the Disclosure Schedule, Oshkosh owns, or will own on the Closing Date, the Business Know-how free and clear of all Liens, and pays no royalty to anyone relating thereto. There is no restriction or limitation on the right of Oshkosh to transfer any Business Know-how to Sub, as herein contemplated. To the knowledge of Oshkosh, the use of any Business Know-how and the operation of the Chassis Business does not conflict with the rights of others with respect of any Business Know-how, and Oshkosh has not received any notice of such conflict.

                 (e) Oshkosh is the owner of the name and mark "Oshkosh" and Oshkosh has the power and authority to grant a license of the scope set forth in Section 6.16 of this Agreement.

             Section 4.16  Employee Benefits.

                 (a) Section 4.16(a) of the Disclosure Schedule contains a true and complete list of each written bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical benefits, savings, profit-sharing, pension or retirement plan or program, and each other employee benefit plan, welfare plan or other program, policy, arrangement or perquisite, currently sponsored, maintained or contributed to or re-quired to be contributed to by Oshkosh or any ERISA Affiliate, for the benefit of any employee or former employee of Oshkosh or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). A true, correct and complete copy of all Plans that provide benefits to Employees has been provided to Freightliner by Oshkosh.

                 (b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, neither Oshkosh nor any ERISA Affiliate has ever made any con-tribution (or been required to contribute) to any multiemployer plan as defined in Section 3(37) of ERISA.

                 (c) Neither Freightliner nor any ERISA Affiliate will incur any Liability under any Plan as a result of the consummation of the transactions contemplated by this Agreement. There are no pending, anticipated or threatened claims by or on behalf of any Plan by any Employee or beneficiary covered under any Plan or otherwise involving any Plan, other than routine claims for benefits. Except for the severance policies or agreements of Oshkosh set forth on Section 4.16(c)(i) of the Disclosure Schedule, there are no employment or severance agreements, con-tracts or other arrangements between Oshkosh and any Employee providing for continued employment or the payment of separation pay or separation benefits to any Employee. The consummation of the transactions contem-plated by this Agreement will not (i) entitle any Employee or officer of Oshkosh or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) except as set forth on Section 4.16(c)(ii) of the Disclosure Schedule, accelerate the time of payment or vesting, or in-crease the amount, of compensation due any such employee or officer or
   (iii) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

                 (d) Except as described in Section 4.16(d) of the Disclosure Schedule, there has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4041, 4042, 4062, 4063, 4064 or 4069 of ERISA except for such events as would not, individually or in the aggregate, have a Chassis Business Material Adverse Effect, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the Plans. Neither Oshkosh nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA with respect to any of the Plans, other than liability for premiums due the Pension Benefit Guaranty Corporation, which payments have been made or will be made when due.

                 (e) All contributions with respect to all Plans that are subject to Code Section 412 or ERISA Section 302 have been or will be timely made and there is no lien under Code Section 412(n) except for such liens which would not, individually or in the aggregate, have a Chassis Business Material Adverse Effect.

                 (f) Neither Oshkosh, any ERISA Affiliate, any of the Plans, any trust created thereunder nor, to the knowledge of Oshkosh, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Oshkosh, any ERISA Affiliate, any of the Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code, except for such instances of noncompliance as would not, individually or in the aggregate, have a Chassis Business Material Adverse Effect.

                 (g) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, except for such instances of noncompliance as would not, individually or in the aggregate, have a Chassis Business Material Adverse Effect.

             Section 4.17 Leases. Section 4.17 of the Disclosure Schedule contains an accurate and complete list of all Leases. True, correct and complete copies of all Leases (including all amendments thereto and modifications thereof) have been delivered to Freightliner. Except as set forth on Section 4.17 of the Disclosure Schedule, each of the Leases is a valid and binding obligation of Oshkosh and to the knowledge of Oshkosh is a valid and binding obligation of the other parties thereto and en-forceable against them in accordance with its terms and is in full force and effect; and to the knowledge of Oshkosh, there are no defaults there-under, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder. Except as set forth in Section 4.17 of the Disclosure Schedule, Oshkosh has not re-ceived notice of any such default or event and there have been no threat-ened cancellations thereof and there are no outstanding material disputes thereunder. Except as set forth in Section 4.17 of the Disclosure Sched-ule, Oshkosh's rights under the Leases are fully assignable without con-sent of or notice to any party thereto or any third party and any such assignment will not affect the respective rights of the parties to such Leases.

             Section 4.18  Taxes; Tax Returns.

                 (a) Oshkosh (i) has timely filed or caused to be filed, or will file or cause to be filed, all Tax Returns required to be filed by it with respect to or which include the Chassis Business or the Acquired Assets on or prior to the Effective Date (all such returns being to the knowledge of Oshkosh true, correct and complete) and (ii) has duly paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established on or prior to the Effective Date, an adequate accrual for the payment of, all Taxes due or claimed to be due from it from any taxing authority with respect to or imposed upon the Chassis Business or the Acquired Assets for any period ending on or prior to the Effective Date, other than Taxes that are being contested in good faith and for which an adequate accrual has been established.

                 (b) The reserve for Taxes reflected in the balance sheet for the year ended September 30, 1994 included in the Oshkosh Financial Statements is adequate for the payment of all liabilities for Taxes with respect to or imposed upon the Chassis Business through the date of such balance sheet, other than for Taxes being contested in good faith through appropriate proceedings. Any Taxes in respect of the period since the date of such balance sheet have arisen in the ordinary course of business. Except as set forth on Section 4.18 (b) of the Disclosure Schedule, there are no ongoing audits or examinations of any of the Tax Returns of Oshkosh. There are no Liens for Taxes upon any of the Acquired Assets other than Liens for Taxes not yet due or payable.

                 (c) Except as set forth in Section 4.18(c) of the Disclosure Schedule, none of the Acquired Assets (i) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; or (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Except in respect of the IRB and the IRB Documents, none of the Acquired Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                 (d) Oshkosh is not aware of any action or inaction on its part that would adversely affect the tax-exempt status of the IRB, and Oshkosh is not aware of any reason why interest on the IRB would not be entitled to tax-exempt status for Federal income tax purposes.

                 (e) All amounts that are required to be collected or withheld by Oshkosh, or with respect to Taxes of Oshkosh relating to the Chassis Business or the Acquired Assets, have been duly collected or withheld and all such amounts that are required to be remitted to any taxing authority have been duly remitted.

             Section 4.19  Contracts.

                 (a) Section 4.19(a)(i) of the Disclosure Schedule lists all Contracts (except for purchase orders) relating to the Chassis Business to which Oshkosh or any Affiliate of Oshkosh is a party. True, correct and complete copies of all written, and complete and correct summaries of all of the oral, Contracts (except for purchase orders) have heretofore been delivered to or have been made available to Freightliner. Section 4.19(a)(ii) of the Disclosure Schedule lists all purchase orders in excess of $1,000 relating to the Chassis Business that are outstanding on the date hereof. On the Effective Date, Oshkosh will deliver to Freightliner a list of all purchase orders in excess of $1,000 relating to the Chassis Business that are outstanding on the Effective Date (the "Effective Date Purchase Orders").

                 (b) Except as set forth in Section 4.19(b) of the Disclosure Schedule, each of the Assumed Contracts is a valid and binding obligation of Oshkosh, and to the knowledge of Oshkosh, the other parties thereto, is enforceable in accordance with its respective terms, is in full force and effect and has not been amended or terminated except in the ordinary course of business. Oshkosh is, and to the knowledge of Oshkosh the other parties to such Assumed Contracts are, in compliance with all material terms thereof and there have been no threatened cancellations thereof nor outstanding material disputes thereunder. Oshkosh has not received notice that any party to any Assumed Contract intends to cancel or terminate such Assumed Contract or to exercise or not exercise options or rights under such Assumed Contract.

                 (c) Except as set forth in Section 4.19(c) of the Disclosure Schedule, Oshkosh's rights under the Assumed Contracts are fully assign-able without consent of or notice to any party thereto or any third party and any such assignment will not affect the respective rights of the parties to such contracts.

             Section 4.20  Licenses and Permits.

                 (a) Section 4.20(a) of the Disclosure Schedule lists all Li-censes and Permits, and all exemptions from requirements to obtain or apply for Licenses and Permits, on which Oshkosh relies ("Exemptions"). Oshkosh has delivered to Freightliner true, complete and correct copies of and material documentation relating to the Licenses and Permits and Exemp-tions and notices received from any Governmental Body with respect there-to. Section 4.20(a) of the Disclosure Schedule also includes a list of all pending applications filed by Oshkosh with any Governmental Body with respect to the Chassis Business, true, complete and correct copies of which have been made available to Freightliner. Except as specifically noted in Section 4.20(a) of the Disclosure Schedule, all Licenses and Permits and Exemptions are in full force and effect and the construction and operation of the Gaffney Manufacturing Facility and the Chassis Busi-ness are in full compliance therewith. Except as specifically set forth in Section 4.20(a) of the Disclosure Schedule, no event is pending, and to the knowledge of Oshkosh no event has occurred or is the basis for a potential threat with respect to any of the Licenses and Permits or Exemp-tions which (i) permits, or after notice or lapse of time or both would permit, revocation, suspension, termination or cancellation thereof or would result in any other material impairment of the rights of Oshkosh as holder thereof, which either individually or in the aggregate could reasonably be expected to have a Chassis Business Material Adverse Effect or (ii) could reasonably be expected to cause any of the Licenses and Permits or Exemptions not to be renewed or applicable in the ordinary course of business or the assignment of them to Sub, as contemplated by the Agreement, not to be approved.

                 (b) Except as set forth in Section 4.20(b) of the Disclosure Schedule, Oshkosh's rights under the Licenses and Permits and Exemptions are fully assignable without consent of or notice to any party thereto or any third party and any such assignment will not affect the respective rights of the parties to such Licenses and Permits and Exemptions.

             Section 4.21 Acquired Assets Necessary to the Chassis Business. Except as set forth in Section 4.21 of the Disclosure Schedule, the
   Acquired Assets include all rights, properties, Leases, Licenses and Permits, Contracts and Equipment and other assets necessary to permit Sub to carry on the Chassis Business as presently conducted, and, other than the Acquired Assets being transferred at the Closing to Sub by Oshkosh, and the Excluded Assets, there are no other assets or properties owned by Oshkosh, any Affiliate of Oshkosh, any stockholder or any third party which are reasonably necessary to carry on the Chassis Business as presently conducted. Oshkosh has, and on the Effective Date will have and will convey to Sub, all Inventories necessary for the conduct of the Chassis Business consistent with past practices.

             Section 4.22  Environmental Matters.

                 (a) Except as provided in Section 4.22(a) of the Disclosure Schedule, or as would not have a Chassis Business Material Adverse Effect, the Chassis Business is in compliance with all Environmental Laws as pres-ently in effect which are applicable to its property or business. Oshkosh
   (i) holds all material Licenses and Permits required to be held pursuant to Environmental Laws as presently in effect for the current use, occupan-cy or operation of the Chassis Business and the Acquired Assets, and (ii) is in material compliance with each such License and Permit.

                 (b) Except as provided in Section 4.22(b) of the Disclosure Schedule, or as would not have a Chassis Business Material Adverse Effect, there is no Environmental Notice pending or threatened against Oshkosh with respect to the Chassis Business or, to Oshkosh's knowledge, against any Person whose liability for such Environmental Notice may have been re-tained or assumed by or could be imputed or attributed to Oshkosh.

                 (c) Except as provided in Section 4.22(c) of the Disclosure Schedule, or as would not have a Chassis Business Material Adverse Effect, there are no past or present actions, activities, circumstances, condi-tions, events or incidents, that could form the basis of any Environmental Notice against or with respect to the Chassis Business or, to Oshkosh's knowledge, against or with respect to any Person whose liability for any such Environmental Notice may have been retained or assumed by or could be imputed or attributed to Oshkosh with respect to the Chassis Business.

                 (d) Except as provided in Section 4.22(d) of the Disclosure Schedule, (i) there are not at the present time, and there never have been at any time in the past, any underground storage tanks located at the Gaffney Manufacturing Facility, (ii) no part or operation of the Gaffney Manufacturing Facility is or has been regulated as a treatment, storage or disposal site under the Federal Resource Conservation and Recovery Act or any similar state law, and (iii) the Chassis Business has not disposed of materials on any property owned, leased or operated by Oshkosh with respect to the Chassis Business, nor has it transported or arranged for the disposal of materials except in compliance with Environmental Laws applicable at the time of such disposal and except for de minimis disposals that individually or in the aggregate could not form the basis for any liability.

                 (e) Except as provided in Section 4.22(e) of the Disclosure Schedule, (i) there is no friable asbestos present which would require removal and abatement under applicable Environmental Laws at and no asbestos has been used in manufacturing at the Gaffney Manufacturing Facility, and (ii) no polychlorinated biphenyls (PCB's) are or have been used or stored at the Gaffney Manufacturing Facility.

                 (f) All environmental studies relating to the Gaffney Manufacturing Facility and all environmental studies in the possession and control of Oshkosh or to which Oshkosh has access relating to any property with respect to which Oshkosh may have incurred liability with respect to the Chassis Business have been delivered to Freightliner.

                 (g) Except as provided in Section 4.22(g) of the Disclosure Schedule, to the knowledge of Oshkosh, as of the date of this Agreement, there are no pending, required or, proposed changes in Environmental Laws (including any standards, criteria or guidance used by a Governmental Body to enforce such laws) with respect to which the Chassis Business may be required to incur any costs outside the ordinary course of business (including, without limitation, for capital expenditures, process changes and changes in materials usage) in order to achieve or ensure compliance with such laws.

             Section  4.23  Products Liability.  Except as set forth on
   Section 4.23 of the Disclosure Schedule, no claims have been asserted against Oshkosh with respect to the Chassis Business for injury to any person or damage to property suffered as a result of the manufacture or sale of any product or performance of any service by Oshkosh, including, but not limited to, claims arising out of the defective or unsafe nature of the products, designs, product warnings and labels or services of the Chassis Business.

             Section 4.24 Affiliate Transactions. Section 4.24 of the Disclosure Schedule sets forth a complete and correct list of all contracts, agreements or other arrangements (including the parties, the dollar amount of each transaction and the date thereof) with respect to the Chassis Business pursuant to which Oshkosh or any of its Affiliates are, will be or has been a party at any time since January 1992 (the "Af-filiate Transactions") and copies of all written contracts, or detailed summaries in the case of oral agreements, agreements or other arrangements have heretofore been delivered to Freightliner. All Affiliate Transac-tions listed in Section 4.24 of the Disclosure Schedule were, or in the case of ongoing transactions and agreements are, or will be, on terms at least as favorable to the Chassis Business as the terms which would be available with independent third parties at arms-length, and no Affiliate Transactions have been or, prior to the Effective Date, will be entered into by Oshkosh or any of their Affiliates, except as otherwise expressly contemplated by this Agreement.

             Section  4.25  Noncompetes.   Except as set forth on Schedule
   4.25, Oshkosh is not a party to any agreement, contract or covenant (whether written or oral) limiting or otherwise restricting the Chassis Business from competing in any line of business or with any person or other entity in any geographic area.

             Section 4.26 Compensation. Section 4.26 of the Disclosure Schedule lists the current job title and total remuneration (including, without limitation, salary, commissions and bonuses) for each Employee.

             Section  4.27  Product Warranties; Recalls.

                 (a) Except for the written product warranties set forth in
   Section 4.27(a) of the Disclosure Schedule, neither Oshkosh nor any prede-cessor has made any contractual warranties relating to the products manufactured or sold by the Chassis Business.

                 (b) Oshkosh has given Freightliner full access to all mate-rials relating to warranty claims made or existing on or after February 25, 1992, or, to the knowledge of Oshkosh threatened, by customers with respect to products manufactured or sold by the Chassis Business.

                 (c) Except as set forth on Section 4.27(c) of the Disclosure Schedule, since February 25, 1994, there have been no product recalls with respect to the products manufactured or sold by the Chassis Business, no such recalls are pending and, to the knowledge of Oshkosh, there is no condition, fact, development or other situation that could reasonably be expected to make it necessary or appropriate that any products to be manufactured according to designs of Oshkosh by the Chassis Business after the Effective Date be recalled.

             Section 4.28  Oshmex.

                 (a) Oshkosh is the record and beneficial owner of, and has the right to transfer to Sub, the Oshmex Shares, free and clear of all Liens or restrictions of any kind. On the Oshmex Closing Date , Oshkosh shall deliver to Sub beneficial and legal, valid and marketable title to the Oshmex Shares, free and clear of all Liens. Except for the provisions of Section VIII of the Joint Venture Agreement, dated January 19, 1993 by and between Mexicana de Autobuses S.A. de C.V., Oshkosh and Microbuses y Refacciones, S.A. de C.V., the Oshmex Shares are not subject to any contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Oshmex Shares.

                 (b) Section 4.28(b) of the Disclosure Schedule contains a true and complete copy of the balance sheet of Oshmex as of December 31, 1993 and the related statements of income, changes in stockholders' equity and statements of changes in financial position for the period of April 26, 1993 through December 31, 1993, together with a statement of reconcil-iation of the balance sheet and income statement in accordance with Mexican generally accepted accounting principles ("Mexican GAAP") and the reports thereon of Price Waterhouse (together, the "Oshmex Audited Finan-cial Statements"). To the knowledge of Oshkosh, the Oshmex Audited Finan-cial Statements fairly present in all material respects the financial position of Oshmex as of December 31, 1993 and the results of operations for the period from April 26, 1993 in conformity with Mexican GAAP.
   Section 4.28(b) of the Disclosure Schedule sets forth a true and complete copy of the balance sheet of Oshmex as of September 30, 1994 and the related statement of income for the nine months then ended, together with the special review report of Price Waterhouse (together, the "Special Review Financial Statements"). To the knowledge of Oshkosh, the Special Review Financial Statements fairly present in all material respects the financial position of Oshmex as of September 30, 1994 and the results of operations for the nine months then ended in conformity with GAAP applied on a consistent basis with the Oshmex Audited Financial Statements.

                 (c) To the knowledge of Oshkosh, Oshmex has good and marketable title in fee simple to the Oshmex Manufacturing Facility, free and clear of all Liens except Permitted Encumbrances.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF FREIGHTLINER AND SUB

             Freightliner and Sub hereby jointly and severally represent and warrant to Oshkosh, as follows:

             Section  5.1  Corporate Organization, etc.

                 Each of Freightliner and Sub is a corporation duly orga-nized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted, to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and has the financial resources to consummate such transactions or has a commitment from one of its financially capable Affiliates to provide such resources.

             Section 5.2 Authorization. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Sub and Freightliner of the transactions contemplated hereby and thereby have been duly and unanimously authorized by the Board of Directors and stockholders of Sub and Freightliner. Except for such authorizations, no other corpo-rate act or proceeding on the part of Freightliner or Sub is necessary to authorize properly and validly this Agreement and the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

             Section 5.3 Execution and Delivery. This Agreement has been duly and validly executed and delivered by each of Freightliner and Sub, and the Ancillary Agreements when executed and delivered at the Closing will have been duly executed and delivered by Freightliner and Sub.

             Section 5.4 Valid and Binding Agreement. This Agreement constitutes a legal, valid and binding agreement of each of Freightliner and Sub, enforceable against it in accordance with its terms, and each of the Ancillary Agreements, when executed and delivered at the Closing, will constitute a legal, valid and binding agreement of each of Freightliner and Sub, enforceable against it in accordance with their terms, except as in each case (i) such enforceability may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             Section 5.5 No Violation. Neither the execution and delivery of this Agreement nor the Ancillary Agreements by Freightliner or Sub, nor the consummation of the transactions contemplated hereby or thereby by Freightliner or Sub, nor compliance by Freightliner or Sub with any of the provisions hereof or thereof, will (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Freightliner or Sub, (ii) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, inden-ture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Freightliner or Sub or any of any of their respective properties may be bound or affected or to which Freightliner or Sub is a party or is bound or (iii) violate any order, writ, injunction, decree, judgment, ruling, law, notice of violation, rule or regulation of any court or Governmental Body, applicable to Freightliner or Sub, except in the cases of each of clauses (ii) and (iii) above for violations, conflicts, breaches, defaults, terminations, cancellations or accelerations that would not have a material adverse effect on the ability of Freightliner to consummate the transactions contemplated by this Agreement.

             Section 5.6 Consents and Approvals. Except for applicable requirements of the HSR Act, the Bank Holding Company Act of 1956, as amended, and the International Banking Act of 1978, as amended, and the rules and regulations promulgated under such Acts, which have been or will be complied with no waiver by, consent, approval, permit or authorization of, or notice to, or declaration, filing or registration with, any Govern-mental Body is required in connection with the execution, delivery or performance by Freightliner or Sub of this Agreement, the Ancillary Agreements or any of the instruments or agreements herein or therein referred to, or the taking of any action contemplated hereby or thereby, except for such waivers, consents, approvals, permits, authorizations, notices, declarations, filings or registrations, for which the failure to obtain or make them would not prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Freightliner from performing its obligations under this Agreement.

                                   ARTICLE VI

                     COVENANTS AND AGREEMENTS OF THE PARTIES

             Section 6.1  Access and Cooperation.

                 (a) During the period from the date of this Agreement to the Effective Date, Oshkosh shall afford to Freightliner and its counsel, accountants and other authorized representatives reasonable access during business hours to the plants and properties of the Chassis Business and to the Books and Records in order that Freightliner may have full opportunity to make such reasonable inspections and investigations as it shall desire to make of the affairs of the Chassis Business and Oshkosh shall cause its officers and employees to furnish such additional financial and operating data and other information as Freightliner shall from time to time reason-ably request.

                 (b) During the period from the date of this Agreement to the Effective Date, Oshkosh shall confer, to the extent reasonably practicable, with Freightliner on a regular basis and report on signif-icant operational matters and decisions affecting the business and opera-tions of the Chassis Business. During the period from the date of this Agreement to the Effective Date, Oshkosh will notify Freightliner of any change in the normal course of the business and operations of the Chassis Business or any adverse change in the properties, assets, financial condi-tion or property of Oshkosh with respect to the Chassis Business, and of any complaints, investigations or hearings of any Governmental Bodies (or communications indicating that the same may be contemplated), or the institution or threat or settlement of significant litigation, in each case relating to or involving the Chassis Business, and to keep Freightliner fully informed of such events.

             Section 6.2 Conduct of Chassis Business of Oshkosh. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Date, Oshkosh will conduct the business and operations of the Chassis Business according to its ordinary and usual course of business and will use its reasonable best efforts (i) to maintain the Gaffney Manufacturing Facility, the Equipment and the other Acquired Assets in good working order, (ii) to preserve substantially intact its business organization and (iii) to preserve its current rela-tionships with the its customers, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, prior to the Effective Date, except as otherwise expressly provided in this Agreement or as previously consented to in writing by Freightliner, Oshkosh will not with respect to the Chassis Business:

                 (a) terminate or amend, or fail to use all reasonable best efforts to perform material obligations under any Assumed Contract;

                 (b) make or become obligated to make any capital expenditures in excess of $25,000 for any single project or $150,000 in the aggregate or enter into any commitments therefor;

                 (c) materially revalue any assets;

                 (d) (A) increase the compensation payable or to become payable to any Employee, other than regular, scheduled compensation increases, or (B) make any increase in any bonus plan, insurance, pension or other employee plan, payment or arrangement made to, for or with any Employee other than pursuant to the terms of any such plan or as a result of a regularly scheduled compensation increase;

                 (e) permit or allow any of the Acquired Assets to become subject to any Lien, except for Permitted Encumbrances;

                 (f) sell, transfer or otherwise dispose of any of the Acquired Assets other in the ordinary course of business and consistent with past practice;

                 (g) make any change in any policy, principle or method of accounting or accounting practice; or

                 (h) agree, whether in writing or otherwise, to take any action described in this Section 6.2.

             Section 6.3  Consents and Approvals, etc.

                 (a) Oshkosh and Freightliner shall use their reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Bodies, and of all other persons, firms or corporations required to be obtained by them in connection with the execu-tion, delivery and performance by them of, and the consummation of the transactions contemplated by, this Agreement.

                 (b) Freightliner and Oshkosh will file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated hereby and will use their respective best efforts to insure that the applicable waiting period under the HSR Act expires or is terminated as soon as is reasonably possible. Each of Freightliner and Oshkosh will make or cause to be made all such other filings and submissions under laws and regulations that may be applicable to each of them, respectively, if any, as may be required for each of them, respectively, to consummate the transactions contemplated by this Agree-ment. Freightliner and Oshkosh will cooperate and coordinate with one another in exchanging such information and assistance as the other may request in connection with all of the foregoing. Freightliner and Oshkosh shall share equally the filing fee payable in respect of the prenotification filing pursuant to the HSR Act.

                 (c) To the extent that any Assumed Contract for which assignment to Sub is provided for herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or at-tempted assignment would constitute a breach thereof. Oshkosh shall use its reasonable best efforts to obtain the consent of such other party to the assignment of any such Assumed Contract to Sub in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, Oshkosh agrees to cooperate with Sub in any reasonable arrangement designed to provide for Sub the benefits under any such Assumed Contract, including enforcement at the cost and for the account of Sub of any and all right of Oshkosh against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, neither Freightliner nor Sub shall have any obligation with respect to any such Assumed Contract.

             Section 6.4 Reasonable Best Efforts. Upon the terms and sub-ject to the conditions of this Agreement, Oshkosh and Freightliner shall each use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable law, to consummate the transactions contemplated hereby in the most expeditious manner.

             Section 6.5 Permit Transfer. Immediately following the execution hereof, Oshkosh shall provide to Freightliner all information necessary for Sub to file the necessary applications requesting the approval of any Governmental Bodies to the assignment of the Licenses and Permits and Exemptions to Sub with respect to which Oshkosh has not received approvals. To the extent that the terms of such Licenses and Permits do not allow assignment thereof, Sub shall apply for such equiv-alent licenses and permits and Exemptions as may be required for Sub to operate the Chassis Business as presently conducted. Oshkosh and Freightliner agree to prosecute all such applications with all reasonable diligence, to amend the applications as may be required, and otherwise to use their reasonable best efforts to obtain a grant of the applications as expeditiously as practicable. Such efforts by Freightliner and Oshkosh shall include, if any of the applications are rejected, dismissed, denied or found to be unacceptable for filing, and if so elected by Freightliner, the filing of new applications for the granting new licenses and permits to replace the relevant Licenses and Permits and Exemptions.

             Section 6.6 Collection of Accounts Receivable. Following the Effective Date, Sub shall exercise its reasonable best efforts to collect any unpaid accounts receivable of the Chassis Business retained by Oshkosh; provided, however, that Sub shall not be obligated to institute any legal proceedings with respect to the collection of such account. Sub shall promptly forward to Oshkosh the full amount of any monies actually received by Sub in respect of any such account, less the out of pocket expenses, if any, incurred by Sub in collecting such account. Any monies actually received by Sub shall be applied to the unpaid accounts receivable of such customer (other than those with respect to which valid offsets have been claimed by such customer for promotions payable and customary customer cash discounts, to the extent of such valid offsets), in order of the dates of the invoices therefor (i.e., the earliest dated invoices will be deemed to have been paid first). Notwithstanding the immediately preceding sentence, if a customer designates in writing a different application at the time of payment or submits with a payment a different invoice of such customer, or a different application is clearly established from the timing and amount of a payment, then the application of such payment shall be as so designated or to the accounts receivable evidenced by such different invoice or as so clearly established, as the case may be. Sub shall provide Oshkosh with a monthly aging of such accounts receivable on the last day of each month. Sub and Oshkosh shall consult in good faith prior to the initiation by Oshkosh of any action or litigation against customers with unpaid accounts retained by Oshkosh.

             Section 6.7 Bulk Transfer Laws. Sub hereby waives compliance by Oshkosh with the provisions of any so-called Bulk Transfer Law of any jurisdiction (collectively, "Bulk Transfer Laws") in connection with the sale of the Acquired Assets to Sub. Oshkosh shall indemnify and hold harmless Freightliner and Sub against any and all Liabilities which may be asserted against Freightliner or Sub as a result of noncompliance by any party hereto with any Bulk Transfer Laws.

             Section 6.8  Covenant Not to Compete.

                 (a) In order that Freightliner and Sub may have and enjoy the full benefit of the Acquired Assets, Oshkosh agrees that, for a period of five years following the Effective Date, it will not, directly or indi-rectly, anywhere in the world (i) own, manage, operate, finance or participate in the ownership, management, operation or financing of, any business which is competitive with the Chassis Business, (ii) engage in any other manner in any business which is competitive with the Chassis Business, or (iii) induce or attempt to induce any customers, suppliers or distributors of the Chassis Business to terminate their relationships with the Chassis Business; provided, however, that this Section 6.8(a) shall not prohibit the manufacture and sale by Oshkosh of component parts and provided, further, that the provisions of this Section 6.8(a) shall not prohibit the ownership by Oshkosh of not more than 5% of any outstanding class of equity securities of any publicly held corporation.
   Freightliner, Sub and Oshkosh agree that the duration and geographic scope for which the covenant not to compete set forth in this Section 6.8(a) is to be effective are reasonable. However, in the event that any court determines that the duration or geographic scope, or both of them, are unreasonable and that such covenant is to that extent unenforceable, Freightliner, Sub and Oshkosh agree that the covenant shall remain in full force and effect for the greatest time period not longer than that dura-tion and for the greatest area within the geographic scope set forth in this Section 6.8(a) that would not render it unenforceable. Freightliner, Sub and Oshkosh agree that the covenant not to compete shall be deemed a series of separate covenants, one for each and every state, country, county and province within the entire world.

                 (b) Following the Effective Date, Oshkosh will, and will cause its officers, directors and employees to, keep secret and retain in confidence, and not at any time or for any reason, directly or indirectly (including but not limited to, acting by, through or with any subsidiary, affiliate, or any other person firm, corporation, joint venture or agent), use, publish or except as required by law disclose, any non-public and confidential information relating to the Chassis Business. Oshkosh will not use or exploit such information for its own benefit or with or for the benefit of others.

                 (c) Oshkosh will not, for a period of two years following the Effective Date, directly or indirectly, solicit the employment of, make an offer of employment to, or hire any individual then employed by the Chassis Business without Freightliner's prior written consent; provided, however, help wanted advertising made in the ordinary course of business shall not be deemed to be solicitation.

                 (d) For purposes of this Section 6.8, the "Chassis Business" shall mean the business of engineering, manufacturing, marketing, distributing and servicing chassis and chassis parts (including spare parts) for motor homes, school buses, delivery vans and shuttle buses conducted by Oshkosh in Gaffney, South Carolina as of the Effective Date.

             Section 6.9  Employees.

                 (a) Sub may, in its sole discretion, offer to all or any of the Employees the opportunity to become employees of Sub or Freightliner on the Closing Date; provided, that, Sub shall offer employment, on terms and conditions solely within Sub's discretion, to a sufficient number of Employees at the Gaffney Manufacturing Facility such that the number of such Employees who are not offered employment will not constitute a "plant closing" as that term is defined under the federal Worker Adjustment and Retraining Notification Act ("WARN") and the regulations promulgated thereunder or any similar law of South Carolina. Nothing expressed or im-plied in this Agreement is intended to confer upon any Employee or his legal representatives any rights or remedies, including, without limita-tion, (i) any rights of employment for any specified period, or (ii) any employee benefits, severance or other compensation, in either case of any nature or kind whatsoever under or by reason of this Agreement. Oshkosh shall provide Freightliner reasonable access to the Employees prior to the Effective Date in order for Freightliner to interview any Employee regarding potential future employment with Freightliner. Oshkosh hereby waives any non-competition or confidentiality provision which may otherwise apply to the employment of any Employee offered employment by Freightliner, effective as of the date of any such hiring. Freightliner and Sub will make severance payments to those employees of the Chassis Business at Gaffney, S.C. to whom Sub does not make an offer of employment. The amount of such severance payments shall be determined by Freightliner in accordance with Freightliner's standard severance policy. Notwithstanding the foregoing, Freightliner and Sub shall not be required to make a severance payment to Mike Petersen.

                 (b) Sub shall assume the liability of Oshkosh directly associated with the accrual of vacation time as of the Effective Date by Employees that become employees of Freightliner or Sub ("Continuing Employees") pursuant to the preceding clause (a), to the extent such time has been accrued in accordance with the vacation policy and guidelines of Oshkosh (the "Vacation Accrual"). At the Closing, Oshkosh shall deliver to Freightliner a schedule setting forth the accrued vacation time of each Employee as of the Effective Date (the "Vacation Schedule") and shall pay Freightliner an amount in cash equal to the value of the Vacation Accrual. Oshkosh shall indemnify and hold Freightliner harmless against any claim of any Continuing Employee for vacation time accrued prior to the Effective Date that is in excess of the accrual for such Continuing Employee on the Vacation Schedule.

                 (c) Upon the Effective Date, each Continuing Employee shall become entitled to participate in the Freightliner Employee Retirement Savings Plan (the "Freightliner DC Plan") subject to the terms set forth in this paragraph 6.9(c) and the terms and conditions of the Freightliner DC Plan. The Continuing Employees shall receive credit for past services with Oshkosh for purposes of eligibility and vesting (and for no other purposes) in respect of the Freightliner DC Plan but only to the extent such service was credited under the Oshkosh Truck Corporation Tax-Deferred Investment Plan (the "Oshkosh DC Plan") and except to the extent that benefits accruing to a Continuing Employee may be duplicated.

             Section 6.10 Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred by Sub and Freightliner in connection with this Agreement and the transactions contemplated hereby will be paid by Sub or Freightliner, and all costs and expenses incurred by Oshkosh in connection with this Agreement and the transactions contemplated hereby will be paid by Oshkosh.

             Section 6.11 Further Assurances. From time to time after the Effective Date, without further consideration from the other party, each of Freightliner and Oshkosh will at their own expense execute and deliver such other and further documents as the other may reasonably request in order more effectively to consummate and complete the transactions contemplated hereby.

             Section 6.12 Public Announcements. Neither Freightliner nor Oshkosh shall issue any press release or otherwise make any public statement with respect to any of the transactions contemplated by this Agreement without the prior written consent of the other party hereto, except as may be required by applicable law.

             Section 6.13 Inventory Storage. Any item included in the Inventory sold to Sub pursuant to this Agreement which, on the Effective Date, is located at a facility owned or operated by Oshkosh after the Effective Date, may be stored by Sub at such facility without charge for a period of 90 days after the Effective Date. Sub agrees to remove all such items of Inventory stored at facilities owned or operated by Oshkosh prior to the end of such 90-day period. Sub shall pay applicable public ware-house storage rates after the Effective Date for any items included in the Inventory which, on the Effective Date, are located at public warehouse facilities. Sub shall pay all applicable freight, handling and insurance costs in connection with the shipment after the Effective Date of any items included in the Inventory.

             Section 6.14 Disclosure Supplements. From time to time prior to the Effective Date, Oshkosh will promptly supplement or amend the Disclosure Schedule and the sections of the Disclosure Schedule referred to in Article IV with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. For purposes of determining the accuracy of the representations and warranties of Oshkosh contained in Article IV in order to determine the fulfillment of the conditions set forth in Section 7.2 hereof, the Disclosure Schedule shall be deemed to include only that information con-tained therein on the date the Disclosure Schedule is originally delivered and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

             Section 6.15 Warranty and Related Product Obligations. (a) Subject to the provisions of this Section 6.15, Oshkosh shall indemnify, defend and hold harmless the Freightliner Group from and against all Damages asserted against, resulting to, imposed upon or incurred by the Freightliner Group or any member thereof, directly or indirectly, by reason of or resulting from: (i) the contractual product warranties (including field campaigns and policy warranty adjustments or expenditures) made by the Chassis Business (the "Product Warranties"),
   (ii) safety related product recalls made in accordance with applicable law, including without limitation, the rules and regulations of the NHTSA ("Safety Recalls"), (iii) litigation arising from the application of the so-called Lemon Laws or similar laws of any jurisdiction ("Lemon Law Litigation"), and (iv) any claim, action, suit or proceeding to the extent based on a claim that a product or products was or were defectively or improperly designed or manufactured, or contained or provided defective or insufficient warnings ("Product Liability Claims"), in the case of each of clauses (i) through (iv) of this sentence which arise from or involve products manufactured or sold by the Chassis Business prior to the Effective Date or are based upon the design of products which were designed by the Chassis Business on or prior to the Effective Date (whether such designed products are manufactured or sold prior to, on or after the Effective Date); provided, however, Oshkosh shall have no liability under this Section 6.15(a) with respect to Damages arising from the Product Warranties unless and until the aggregate amount of such Damages exceeds $4.2 million (at which point Oshkosh shall promptly indemnify and hold the Freightliner Group harmless against the amount of such Damages which are in excess of $4.2 million) and in no case shall Oshkosh be liable for such Damages in an amount greater than $5.7 million. Freightliner and Sub shall be responsible for and shall indemnify the Oshkosh Group against the amount of the Damages arising from the Product Warranties (i) which do not exceed $4.2 million and (ii) which are in excess of $5.7 million. As soon as practicable after the Effective Date (but in no event later than 18 months after the Effective Date), Sub shall conduct comprehensive design reviews of the products manufactured by the Chassis Business and shall as promptly as practical make such design and/or component changes, if any, as such reviews may indicate to be necessary. Upon the completion of such design or component changes (or upon the completion of such design reviews, if such reviews indicated no such changes to be necessary), the liability of Oshkosh pursuant to this
   Section 6.15(a) for Chassis Business products designed on or prior to the Effective Date shall terminate. In no event shall Oshkosh have any liability pursuant to this Section 6.15(a) for Chassis Business products designed on or prior to the Effective Date but manufactured by Sub after the second anniversary of the Effective Date.

                 (b) From and after the Effective Date, Freightliner and Sub shall be responsible for administering and shall control the administration of the Product Warranties and in consideration therefor Oshkosh shall make payments to Sub in the amounts and at the times set forth on Section 6.15(a) to the Disclosure Schedule. Freightliner and Sub shall administer, satisfy and discharge the Product Warranties (including early intervention) in a manner consistent with the past practice of the Chassis Business. Sub shall offer employment pursuant to Section 6.9 hereof to at least a majority of the 22 Oshkosh employees that currently comprise the Customer Service and Support Group of the Chassis Business and shall use such employees to administer the Product Warranties. Freightliner and Sub shall provide Oshkosh with open access to its personnel who are involved with warranty administration, and reasonable participation in, the administration of the Product Warranties and shall make reasonably available its records and interpretations of such records. Freightliner and Sub will provide periodic reports to Oshkosh in a form to be agreed upon. Notwithstanding the provisions of Section 6.15(a) above, Freightliner and Sub shall bear the overhead expenses (salary, benefits, occupancy costs) directly incurred by it in connection with administering such liabilities.

                 (c) For a period of eighteen months following the Effective Date, Oshkosh shall (at its sole expense) continue to administer and control the administration of the Lemon Law Litigation and the Safety Recalls (subject to the provisions of Section 6.15 (d)). Following such eighteen month period, Sub shall be responsible for administering and shall control the administration of the Lemon Law Litigation and the Safety Recalls; provided however, that with respect to products for which Oshkosh may have any obligation under this Section 6.15, Sub shall provide Oshkosh with open access to its personnel who are involved with, and reasonable participation in the administration of any Lemon Law Litigation or Safety Recalls. Notwithstanding the provisions of section 6.15(a) above, after such eighteen month period, Sub shall bear the overhead expense (salary, benefits, occupancy costs) directly incurred by it in connection with administering such liabilities. Sub shall provide Oshkosh with timely notice of all potential claims for which Oshkosh may have liability under Lemon Laws, which notice shall include, but not necessarily be limited to a facsimile copy transmisson by the end of the next business day following receipt of any written complaint of a motor home owner, an attorney on behalf of such an owner or a communication from any governmental agency having responsibility for motor home lemon law administration or, in the event of a complaint that alleges a persistent failure to fix the motor home, which is not written, a reasonably detailed summary of such complaint.

                 (d) All decisions relating to Safety Recalls shall be made by a committee (the "Recall Committee") to be established by Freightliner and Oshkosh promptly following the Effective Date. The Recall Committee shall consist of an equal number of representatives of each of Oshkosh and Freightliner who shall be designated by each to the other in writing. The Recall Committee may take action only by unanimous vote or by a written action signed by all the members thereof. The Recall Committee shall meet whenever either Freightliner or Oshkosh gives written notice to the other of a meeting.

                 (e) When Sub determines in its good faith judgment that all Liabilities arising pursuant to clause (i) of Section 6.15(a) have been incurred, Sub shall give notice to Oshkosh of the amount of Damages incurred by Freightliner and Sub in respect thereof. To the extent such Damages incurred by Sub or Freightliner are less than $5.4 million, Oshkosh shall promptly pay to Sub in cash an amount equal to 50% of the difference between $5.4 million and the greater of (i) $4.2 million and
   (ii) the aggregate amount of claims paid by Freightliner or Sub in respect of the Product Warranty matters referred to in clause (i) of
   Section 6.15(a).

             Section 6.16  Use of Name; ALL STEER/TM/.

             (a) License Grant. Oshkosh grants to Freightliner and Sub a license to use for a period of five years from the Effective Date the trademark "Oshkosh" and the related logo (the "Licensed Trademark") in connection with the operation of the Chassis Business (the "License").

             (b) Quality. Oshkosh shall have the right to exercise quality control over Freightliner's use of the Licensed Trademark to a degree necessary to maintain the validity of the Licensed Trademark and to pro-tect the goodwill associated therewith. Oshkosh acknowledges that the quality of the Chassis Business products and product packaging sold by Oshkosh under the Licensed Trademark prior to the Closing is adequate for this purpose.

             (c) Inspection. Oshkosh shall have the right to inspect upon reasonable notice and during normal business hours such premises of Freightliner and Sub where applicable activities relating to the manufac-ture of products bearing the Licensed Trademark are conducted, subject to appropriate confidentiality restrictions reasonably requested by Freightliner, in order to assure the quality of the products bearing the Licensed Trademark. In addition, Freightliner shall, upon reasonable re-quest by Oshkosh, make available to Oshkosh at Gaffney, South Carolina representative samples of promotional or publicly distributed materials bearing the Licensed Trademark which are then currently sold or distrib-uted by Freightliner. In the event that Oshkosh finds that such samples or the quality of the products bearing the Licensed Trademark materially deviate from the quality standards set forth herein, or that such promo-tional or publicly distributed materials misuse the Licensed Trademark in any material respect, Freightliner shall, upon notice from Oshkosh, promptly take steps which are necessary to correct such deviations or misrepresentations in, or misuse of, the respective items.

             (d) Use of Trademarks. Freightliner shall comply with all applicable laws and regulations in the manufacture, sale, distribution and marketing of products bearing the Licensed Trademark, and Freightliner shall use all legends, notices, and markings as required by law.

             (e) Extent of License. The rights granted to Freightliner in this section 6.16 shall be royalty-free and worldwide and shall not be transferable without Oshkosh's prior written consent. Oshkosh shall have the right to use the Licensed Trademark or to license its use to any other designee, provided that any such use of the Licensed Trademark or license to use the Licensed Trademark does not conflict with Freightliner's or Sub's operation of the Chassis Business and is not in connection with products that are competitive with the Chassis Business.

             (f) Ownership of Trademarks. Freightliner and Sub acknowledge that the Licensed Trademark and all rights therein (with the exception of those rights expressly granted to Freightliner hereunder) and the goodwill pertaining thereto belong exclusively to Oshkosh. Sub's and Freightliner's use of the Licensed Trademark shall inure to the benefit of Oshkosh for all purposes, including trademark registration. Freightliner shall not challenge the validity of Oshkosh's ownership of the Licensed Trademark or any registration or application for registration thereof or contest the fact that Freightliner's rights under this Agreement are solely those of a licensee. After termination of this License (and expi-ration of any applicable sell-off period) or expiration of this License, Freightliner agrees that it will cease use of the Licensed Trademark and not use the Licensed Trademark or any mark which is confusingly similar to the Licensed Trademark in commerce without Oshkosh's consent.

             (g) Termination. In the event that either party commits a material breach of this License, the non-breaching party shall notify the breaching party of the breach in writing. If the breaching party fails to cure the breach within thirty (30) days from its receipt of such notice, the non-breaching party may, upon written notice effective upon receipt, terminate this License. Notwithstanding the foregoing provisions of this subsection 6.16(g), Freightliner may sell its inventory of the products bearing the Licensed Trademark that exists at the termination of this License for a period of 12 months following the termination of this License (the "Sell-Off Period"), provided such inventory has been main-tained in the ordinary course of business. Freightliner shall observe all the terms and conditions of this Section 6.16 during the Sell-Off Period. After the Sell-Off Period or expiration of this License, Freightliner shall cease all use of the Licensed Trademark or of any trademark confus-ingly similar thereto.

             (h) ALL STEER/TM/. Oshkosh hereby agrees to sell to Sub and Freightliner all ALL STEER/TM/ components as may be requested by Sub and Freightliner. All sales by Oshkosh to Sub and Freightliner of such All Steer components shall be on a preferred customer basis.

             Section 6.17 Brokers. Oshkosh represents and warrants to Freightliner, and Freightliner represents and warrants to Oshkosh, that neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar person in respect of any of the transactions contemplated hereby. Freightliner agrees to indemnify Oshkosh against, and hold it harmless from, and Oshkosh agrees to indemnify Freightliner against, and hold it harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage or finders' fees or other commissions in connection with this Agreement or the transactions contemplated hereby. Oshkosh shall pay the fees and disbursements of CS First Boston Corporation for its services rendered relating to this Agreement and the transactions contemplated hereby.

             Section 6.18 Liability Insurance. Oshkosh shall maintain comprehensive general liability insurance, including contractual liability and product liability coverages, to protect Freightliner and Sub against any Damages, Lien or other obligation for which Oshkosh is required to indemnify Freightliner or Sub pursuant to Section 6.15(a)(iv) hereof.
   Such insurance coverage shall be subject to reasonable and customary deductibles or self insurance retentions and shall be in the amount of $50 million. Such insurance shall be written by a financially responsible carrier or carriers and Oshkosh shall furnish Freightliner with a certificate of insurance from such carrier or carriers evidencing such coverage and showing Freightliner as an additional named insured. Such insurance shall provide that the carrier will not cancel or materially change such insurance coverage without providing Freightliner with written notice at least 30 days in advance of any such cancellation or material charge.

             Section 6.19 Assumption of IRB and IRB Documents. Pursuant to the Assumption Agreement, Sub and Freightliner will assume the IRB Documents. Freightliner and Sub agree and covenant that no action shall be taken or shall be permitted to be taken for the period commencing on the Closing Date and ending six months thereafter which would constitute a retirement or deemed retirement of the IRB for purposes of Section 1001 of the Code.

                                   ARTICLE VII

                               CLOSING CONDITIONS

             Section 7.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                 (a) The applicable waiting period under the HSR Act shall have expired or been terminated.

                 (b) No Governmental Body, and no national, federal, state or local court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and binding upon Freightliner, Sub or Oshkosh and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Agreement or impairing the ability of Freightliner or Sub to conduct the Chassis Business as presently con-ducted by Oshkosh.

             Section 7.2 Conditions to the Obligations of Freightliner and Sub to Effect the Transactions Contemplated Hereby. The obligations of Freightliner and Sub to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Date of the following conditions, which may be waived by Freightliner and Sub:

                 (a) Oshkosh shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Effective Date, and the representations and warranties of Oshkosh set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agree-ment) and Freightliner shall have received certificates to that effect signed by a Vice President of Oshkosh.

                 (b) Freightliner or Sub shall have received all consents and approvals required from any Governmental Body and any other person or entity which are necessary for the assignment to it of the Licenses and Permits, the Assumed Contracts and the Oshmex Shares, or which are other-wise necessary to enable Freightliner and Sub to continue to carry on the Chassis Business as presently conducted after consummation of the sale of the Acquired Assets and the other transactions contemplated hereby. All consents or waivers of other parties to the contracts, leases, franchises, and agreements to which Oshkosh is a party which are necessary to permit the consummation of the transactions contemplated hereby shall have been obtained. All Licenses and Permits which are necessary for the operation of the Chassis Business shall have been obtained.

                 (c) Oshkosh shall have executed and delivered the Ancillary Agreements.

                 (d) Since the date of this Agreement there shall not have been any Chassis Business Material Adverse Effect or any condition which could reasonably be expected to have a Chassis Business Material Adverse Effect.

                 (e) All of the conditions to the closing of the transactions contemplated under the Alliance Agreement shall have been satisfied or waived, and such closing shall be occurring simultaneously with the Clos-ing hereunder.

                 (f) Sub shall have received with respect to the Gaffney Manufacturing Facility, at the expense of Oshkosh, which Oshkosh agrees to use its reasonable best efforts to obtain, fee owner's title insurance policies or commitments, including all endorsements and affirmative cover-age reasonably requested by Sub or Freightliner, issued on American Land Title Association standard form policies (most recent form of revised coverage) from a national title insurance company or companies to be selected by Freightliner, naming Sub as the insured party, and showing no encumbrances, other than the Permitted Encumbrances, in form, substance and amount reasonably satisfactory to Freightliner and Sub, and Freightliner shall have received a possession "As Built" on the ground instrument survey in compliance with the American Land Title Association 1986 standards of such real properties in Gaffney, South Carolina, certi-fied to Freightliner and such title insurance company or companies by surveyors licensed to practice in the State of South Carolina, locating all improvements, easements, rights of way, utilities, rights and other matters (whether above or below ground) of record encumbering or affecting such real property and showing the absence of any encroachments, which shall be satisfactory to such title insurance company or companies and reasonably satisfactory to Freightliner. The fees and disbursements of such surveyors shall be paid by Oshkosh.

                 (g) Sub shall have received from Oshkosh original or certified copies of Certificates of Occupancy (or their equivalent) in the final form for the buildings, improvements and facilities comprising the Gaffney Manufacturing Facility, which have been issued by each Govern-mental Body having jurisdiction thereof and which Certificates shall be without any violations thereunder, together with original or certified copies of all licenses, permits and governmental authorizations relating thereto.

                 (h) Freightliner shall have received a UCC search conducted by a recognized search agency at the appropriate filing offices in the jurisdictions listed on Section 7.2(h) of the Disclosure Schedule confirm-ing the absence of UCC financing statements showing Oshkosh as debtor and relating to the Acquired Assets other than UCC financing statements relating to Assumed Contracts and UCC financing statements as to which a continuation or termination statement, signed by the secured party and excepting Acquired Assets from such security interest or terminating such security interest, shall have been delivered to Freightliner.

                 (i) Sub shall have received from Oshkosh the FIRPTA Certificate contemplated by Section 9.8 hereof; provided, however, that if Oshkosh shall fail to deliver such FIRPTA Certificate, Sub shall withhold at the Closing and pay over to the appropriate taxing authority an amount equal to 10 percent of the total "amount realized," as defined in section 1445 of the Code.

             Section 7.3 Conditions to the Obligations of Oshkosh to Effect the Transactions Contemplated Hereby. The obligations of Oshkosh to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Effective Date of the following condi-tions, which may be waived by Oshkosh:

                 (a) Each of Freightliner and Sub shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Effective Date, and the representations and warranties of each of Freightliner and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement), and Oshkosh shall have received a certificate to that effect signed by a Vice President of Freightliner.

                 (b) Freightliner and Sub shall have executed and delivered the Ancillary Agreements.

                 (c) All of the conditions to the closing of the transactions contemplated under the Alliance Agreement shall have been satisfied or waived, and such closing shall be occurring simultaneously with the Clos-ing hereunder.

             Section 7.4 Certificates. Each of the parties hereto will furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.


                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

             Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date:

                 (a) by mutual consent of Oshkosh, Freightliner and Sub;

                 (b) by Oshkosh or by Freightliner and Sub, if by September 30, 1995, the Closing shall not have occurred;

                 (c) by Oshkosh or by Freightliner and Sub if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Freightliner, Sub or Oshkosh from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappeal-able;

                 (d) by Freightliner and Sub, if there has been a material violation or breach by Oshkosh of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Freightliner and Sub impossible and such violation or breach has not been waived by Freightliner and Sub;

                 (e) by Oshkosh, if there has been a material violation or breach by Freightliner or Sub of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Oshkosh impossible and such violation or breach has not been waived by Oshkosh; or

                 (f) by Oshkosh or by Freightliner and Sub, if the Alliance Agreement has been terminated in accordance with the terms thereof.

             Section 8.2 Procedure and Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and this Agreement shall terminate without liability or further obligation of any party to another, except for Sections [6.10, 6.12, and 6.18] which shall survive termination and except that nothing herein shall relieve any party from liability for willful breach hereof.


                                   ARTICLE IX

                                   TAX MATTERS

             Section 9.1  General.  Except as may otherwise be provided in
   Section 9.2, (i) Oshkosh shall be liable for, and shall indemnify Freightliner and Sub and hold them harmless from and against, all Taxes of Oshkosh or otherwise relating to the Chassis Business and the Acquired Assets attributable to all taxable periods ending on or before the Effec-tive Date; (ii) Freightliner shall be liable for and shall indemnify Oshkosh and hold it harmless from and against all Taxes relating to the Chassis Business and the Acquired Assets attributable to taxable periods beginning after the Effective Date; (iii) for all taxable periods that in-clude (but do not begin or end on) the Effective Date, Oshkosh shall be responsible for the payment of Taxes relating to the Chassis Business and the Acquired Assets that are attributable to such taxable periods up to and including the Effective Date, and Freightliner shall be responsible for the payment of Taxes relating to the Chassis Business and the Acquired Assets attributable to the day immediately following the Effective Date to the end of such taxable period; provided, however, that Taxes on real property shall be prorated and apportioned in accordance with Section 164(d) of the Code. The party that has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 9.1, and that party shall pay the Taxes shown on such Tax Return and the other party shall reimburse the paying party for its share of such Taxes by wire transfer of immediately available funds no later than ten days after receipt of writ-ten notice that such Taxes have been paid to the applicable Governmental Body.

             Section 9.2 Sales, Use and Transfer Taxes. Oshkosh shall bear the liability for all sales, value added, use, transfer, registration, stamp, real estate gains or transfer and similar Taxes ("Transfer Taxes") incurred with respect to the transactions contemplated by this Agreement. Oshkosh shall prepare and file the required Tax Returns and other required documents with respect to Transfer Taxes required to be paid by Oshkosh in paragraph Section 9.2.

             Section 9.3 Federal, State and Local Taxes. For purposes of Taxes based upon or measured by net income ("Income Taxes"), Oshkosh shall include the net income attributable to the Chassis Business and the Acquired Assets in its income through the Effective Date and shall file the appropriate Tax Returns, and Freightliner shall thereafter include the net income relating to the Chassis Business and the Acquired Assets in its income. Oshkosh shall be responsible for the payment of all Income Taxes imposed on Oshkosh as a result of the transfer of the Chassis Business and the Acquired Assets to Sub.

             Section 9.4 Cooperation and Exchange of Information. Oshkosh and Freightliner shall provide each other, and shall cause their respective Affiliates to provide each of them, with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return with respect to the Chassis Business or the Acquired Assets, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes with respect to the Chassis Business or the Acquired Assets. Such cooperation and information shall include, without limitation, providing copies of all relevant portions of Tax Returns with respect to the Chassis Business, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall provide timely notice to the other in writing of any pending or threatened audits or assessments relating to Taxes imposed on or in respect of the Chassis Business or the Acquired Assets. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 9.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Section proceeding.

             Section 9.5 Tax Records. For a period of six years from the Effective Date, neither Freightliner nor Sub, on the one hand, nor Oshkosh, on the other hand, shall dispose of or destroy any business records or files relating to Taxes or Tax Returns pertaining to the Chassis Business and the Acquired Assets, and none of Freightliner, Sub or Oshkosh shall dispose of or destroy such records without first offering to turn over possession thereof to Freightliner (at Freightliner's expense) or Oshkosh (at Oshkosh's expense), as the case may be, by written notice to Freightliner or Oshkosh, as the case may be, at least 30 days prior to the proposed date of such disposition or destruction.

             Section 9.6 Withholding. Oshkosh shall transfer to Freightliner any records (including, but not limited to, Forms W-4 and Employee Withholding Allowance Certificates) relating to withholding and payment of income and employment taxes (Federal, state and local) and FICA taxes with respect to wages paid by Oshkosh during the 1995 calendar year to any employees retained by Freightliner. Oshkosh and Freightliner shall, to the extent permitted by applicable law, provide such employees with Forms W-2, Wage and Tax Statements for the 1995 calendar year setting forth the wages and taxes withheld with respect to such employees for the 1995 calendar year by Oshkosh and Freightliner as predecessor and successor employers, respectively. Oshkosh and Freightliner shall also comply with the filing requirements set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, to implement this Section.

             Section 9.7 Purchase Price Allocation. The Purchase Price shall be allocated pursuant to Section 1060 of the Code, in accordance with the fair market values for the Acquired Assets as reflected on a schedule to be prepared by Freightliner, subject to the agreement of Oshkosh, on or promptly following the Effective Date (the "Allocation Schedule"). Unless otherwise agreed in writing by Freightliner and Oshkosh, Freightliner and Oshkosh shall (i) reflect the Acquired Assets in their books for tax reporting purposes in accordance with the Allocation Schedule, and (ii) file all Tax Returns (including Form 8594) in accor-dance with and based upon such allocation.

             Section 9.8 FIRPTA Certificate. Oshkosh shall deliver to Freightliner on or before the Closing Date a certification of non-foreign status of Oshkosh (the "FIRPTA Certificate") (as provided for in Section 1445 of the Code and the regulations promulgated thereunder). Oshkosh acknowledges and agrees that Freightliner shall, if requested, deliver copies of the certification to the Internal Revenue Service and Freightliner shall incur no liability, and the rights and obligations of Freightliner and Oshkosh hereunder shall not be affected, as a result of any such delivery.


                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

             Section 10.1 Survival of Representations. Each representation and warranty of Freightliner, Sub and Oshkosh shall survive the Effective Date for two years following the Effective Date regardless of any investigation made by or on behalf of any party hereto, except that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.18, 5.1, 5.2, 5.3, and 5.4 shall survive indefinitely. Notwithstanding the previous sentence, any representation or warranty in respect of which indemnity may be sought under Section 10.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the specific inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

             Section 10.2  Agreement to Indemnify.

                 (a) Upon the terms and subject to the conditions of this
   Article X, Oshkosh hereby agrees to indemnify, defend and hold harmless Freightliner, Sub and their respective Affiliates and the directors and officers of Freightliner, Sub and their respective Affiliates (the "Freightliner Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs and expenses, including, without limitation, interest, penalties and reason-able attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Freightliner Group or any member thereof, directly or indirectly, by reason of or resulting from:

                      (i) the inaccuracy of any representation and warranty made by Oshkosh in or pursuant to this Agreement with respect to which Freightliner or Sub shall have given written notice to Oshkosh prior to the expiration of the survival of such representation and warranty pursuant to Section 10.1; provided, however, Oshkosh shall have no liability under this clause (i) unless and until (and then only to the extent that) the aggregate of all Damages exceeds $138,000 (the "Minimum Amount") and in no case shall Oshkosh be lia-ble in an amount greater than the Final Purchase Price (the "Maximum Amount");

                     (ii) any and all Liabilities and obligations of, or claims against, Oshkosh or any Affiliate of Oshkosh, whatsoever and whenever arising, excluding the Assumed Liabilities, including without limitation:

                      (x) any and all orders, notices, claims, suits, proceedings, investigations or actions at law or in equity against or affecting the Chassis Business or the Acquired Assets, Oshkosh or any property or assets of Oshkosh relating to the Chassis Business or the Acquired Assets which are pending or threatened as of the Effective Date, or arising from acts, omissions or circumstances occurring or existing on or prior to the Effective Date; and

                      (y) the ownership or operation of any property or plant by Oshkosh or any Affiliate thereof on or prior to the Effective Date;

                    (iii) any Liabilities arising from or related to the employment or engagement on or prior to the Effective Date of any current, former or retired employee of or consultant to Oshkosh or the Chassis Business, including without limitation, any claims for benefits under any Plan or any claims arising under Title VII of the Civil Rights Act of 1964, as amended;

                     (iv) any Liabilities arising as a result of non-compliance by any party hereto with Bulk Transfer Laws;

                      (v) any Liability for trademark or trade name infringement that arises as a result of use by Freightliner or Sub of the name and mark "Oshkosh" pursuant to the license set forth in
        Section 6.16 of this Agreement;

                     (vi) any Liability arising from or related to the Equipment Lease Litigation or the matters therein involved, including without limitation, any Liabilities arising out of any claim, action, suit, or proceeding against Freightliner, Sub, the Chassis Business, the Leased Equipment or the Acquired Assets brought by or on behalf of First Chicago or any Affiliate thereof; and

                    (vii) any Liability arising from Oshkosh's obligations under the IRB and the IRB Documents for all periods (or portions thereof) ending on or prior to the Closing Date, including, without limitation, any such Liability arising from Oshkosh's breach of the representations set forth in Section 4.18(d) hereof or any action by Oshkosh or any persons related thereto which caused the IRB to lose its tax-exempt status during any period (or portion thereof) prior to the Closing Date.

   Notwithstanding the foregoing, the provisions of this Article X shall not apply to any Damages arising as a result of Product Warranties, Safety Recalls, Lemon Law Litigation or Product Liabilities, which Damages are the subject of Section 6.15.

                  (b)   Upon the terms and subject to the conditions of this
   Article X, Freightliner and Sub hereby jointly and severally agree to indemnify, defend and hold harmless Oshkosh and any Affiliate thereof or any of its directors or officers (the "Oshkosh Group") from and against all Damages asserted against, resulting to, imposed upon or incurred by the Oshkosh Group or any member thereof, directly or indirectly, by reason of or resulting from:

                      (i) the inaccuracy of any representation and warranty made by Freightliner or Sub in or pursuant to this Agreement with re-spect to which Oshkosh shall have given written notice to Freightliner prior to the expiration of the survival of such representation and warranty pursuant to Section 10.1; provided, however, Freightliner and Sub shall have no liability under this clause (b) unless and until (and then only to the extent that) the aggregate of all Damages exceeds the Minimum Amount and in case shall Freightliner and Sub be liable in an amount greater than the Maximum Amount;

                     (ii)   any Assumed Liability; and

                    (iii) any Liability arising with respect to the use of the name "Oshkosh" by Freightliner or Sub pursuant to Section 6.16 hereof.

                  (c) Each matter for which Oshkosh or Freightliner and Sub has agreed to provide indemnification pursuant to Section 10.2(a) or
   Section 10.2(b) hereof is hereinafter referred to as "Claim" and collec-tively as "Claims."

             Section 10.3 Conditions of Indemnification. The obligations of Oshkosh, on the one hand, and Freightliner and Sub, on the other hand, under Section 10.2 hereof with respect to Claims shall be subject to the following terms and conditions:

                  (a) The person seeking indemnification (the "Indemnified Party") will give the person providing indemnification (the "Indemnifying Party") prompt notice of any such Claim, which notice shall set forth the details of the Claim and the specific provisions of this Agreement relating thereto, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The notice shall set forth the details of the Claim and the specific provisions of this Agreement relating thereto.

                  (b) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend the Indemnified Party, the Indemnified Party (upon further notice to the Indemnifying Party) will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party.

                  (c) Anything in this Section 10.3 to the contrary notwith-standing, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim; provided, however, that no settlement which would require indemnification by the Indemnifying Party shall be entered into without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and (ii) the Indemnifying Party shall not, without written con-sent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

             Section 10.4 Limitation on Remedies. Each of the parties hereto hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the representations and warranties in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X, and each party agrees not to seek any remedies other than those set forth herein.


                                   ARTICLE XI

                                  MISCELLANEOUS

             Section 11.1 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and are not meant in any way to affect the meaning or interpretation of this Agreement.

             Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex, or by regis-tered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

             if to Freightliner, to:

              (by hand):
             Freightliner Corporation
             4747 North Channel Avenue
             Portland, Oregon 97217-7699

             (by mail):
             Freightliner Corporation
             P.O. Box 33849
             Portland, Oregon 97208-3849

             Attention:     James T. Hubler, Esq.
                                 General Counsel
             Telephone:     503-735-8000
             Facsimile:     503-735-8192

             with a copy to:

             Skadden, Arps, Slate, Meagher & Flom
             919 Third Avenue
             New York, NY  10022-3897

             Attention:     J. Michael Schell

             Telephone:     212-735-3150
             Facsimile:     212-735-2000

             if to Oshkosh, to:

             (by hand):
             Oshkosh Truck Corporation
             2307 Oregon Street
             Oshkosh, Wisconsin 54903-2566

             (by mail):
             Oshkosh Truck Corporation
             P.O. Box 2566
             Oshkosh, Wisconsin 54903-2566

             Attention:     R. Eugene Goodson
                                Chairman and Chief Executive Officer
             Telephone:     414-233-9328
             Facsimile:     414-233-9624

             with copies to:

             Dempsey, Magnusen, Williamson & Lampe
             One Pearl Avenue
             Oshkosh, Wisconsin 54901

             Attention:     Timothy M. Dempsey
             Telephone:     414-235-7300
             Facsimile:     414-235-2011

             and

             Foley & Lardner
             Firstar Center
             777 East Wisconsin Avenue
             Milwaukee, Wisconsin 53202-5367

             Attention:     Michael W. Grebe
             Telephone:     414-297-5614
             Facsimile:     414-297-4900

   or to such other address as the person to whom notice is given has previously furnished to the others in writing in the manner set forth above.

             Section 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing Sub may assign its rights and obligations hereunder to Freightliner or to any wholly owned subsidiary of Freightliner without the consent of Oshkosh.

             Section 11.4 Complete Agreement. This Agreement, including the Schedules hereto and the Disclosure Schedule, the Ancillary Agreements and any other documents specifically referred to herein, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. Each of the parties to this Agreement acknowledges that no party to this agreement has made any representation and warranties concerning the subject matter of this Agreement that are not set forth in this Agreement or in any certificate delivered pursuant hereto.

             Section 11.5 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respec-tive successors and permitted assigns.

             Section 11.6 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

             Section 11.7 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under its principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

             Section 11.8 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

             Section 11.9 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or their respective successors or assigns, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or war-ranty of this Agreement.

             IN WITNESS WHEREOF, each of the parties hereto have caused their duly authorized officers to execute this Agreement, as of the day and year first above written.

                                           OSHKOSH TRUCK CORPORATION


                                           By/s/ Fred S. Schulte
                                             Name:  Fred S. Schulte
                                             Title:  Chief Financial Officer



                                           FREIGHTLINER CORPORATION


                                           By/s/ James L. Hebe
                                             Name:  James L. Hebe
                                             Title:    President



                                           FREIGHTLINER CHASSIS CORPORATION


                                           By/s/ James L. Hebe
                                             Name:  James L. Hebe
                                             Title:  Chief Executive Officer

        Pursuant to Item 601(b)(2) of Regulation S-K, the following are not filed herewith, and Oshkosh agrees to furnish supplementally a copy of any of the following to the Commission upon request:

   Exhibit A - Assumption Agreement
   Exhibit B - Bill of Sale
   Exhibit C - Transitional Services Agreement
   Exhibit D - Deed
   Exhibit E - Valuation of Inventory